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EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
Dated as of November 21, 2002,
Among
H. LUNDBECK A/S,
VIKING SUB CORPORATION
And
SYNAPTIC PHARMACEUTICAL CORPORATION

INDEX OF DEFINED TERMS

Defined Term	Section
"Acquisition Agreement"	Section 5.02(b)
"Actions"	Section 5.01(c)
"Adverse Recommendation Change"	Section 5.02(b)
"affiliate"	Section 9.03
"Agreement"	Recitals
"Appraisal Shares"	Section 2.01(d)
"Audit Committee"	Section 3.24(e)
"Authorized Agent"	Section 9.11
"Certificate"	Section 2.01(c)
"Certificate of Merger"	Section 1.03
"Closing"	Section 1.02
"Closing Date"	Section 1.02
"Code"	Section 2.02(i)
"Commonly Controlled Entity"	Section 3.10
"Company"	Recitals
"Company Benefit Agreements"	Section 3.10
"Company Benefit Plans"	Section 3.10
"Company Board"	Section 3.04(b)
"Company By-laws"	Section 3.01
"Company Capital Stock"	Section 3.03(a)
"Company Charter"	Section 3.01
"Company Common Stock"	Recitals
"Company Common Stock Price"	Recitals
"Company Convertible Preferred Stock"	Recitals
"Company Disclosure Letter"	Article III
"Company Indemnified Persons"	Section 6.06(a)
"Company Information"	Section 9.03
"Company Intellectual Property"	Section 3.17(a)
"Company Material Adverse Effect"	Section 3.01
"Company Owned IP"	Section 3.17(a)
"Company Pension Plans"	Section 3.11(a)
"Company Preferred Stock"	Section 3.03(a)
"Company Rights"	Section 3.03(a)
"Company Rights Agreement"	Section 3.03(a)
"Company Rights Agreement Amendment"	Section 3.24(c)
"Company SEC Documents"	Section 3.06(a)
"Company Stockholder Agreement"	Recitals
"Company Stockholder Approval"	Section 3.04(c)
"Company Stockholders Meeting"	Section 6.01(b)
"Company Stock Options"	Section 3.03(b)
"Company Stock Plans"	Section 3.03(a)
"Confidential Information"	Section 3.17(m)
"Confidentiality Agreements"	Section 9.03
"Consent"	Section 3.05(b)
"Continuing Employees"	Section 6.05(a)
"Contract"	Section 3.05(a)
"DGCL"	Section 1.01

"Director Option Plan"	Section 3.03(a)
"D&O Insurance"	Section 6.06(c)
"$"	Section 9.03
"Effective Time"	Section 1.03
"Environmental Claims"	Section 3.14(b)
"Environmental Laws"	Section 3.14(b)
"Environmental Permits"	Section 3.14(a)
"ERISA"	Section 3.11(a)
"Exchange Act"	Section 3.05(b)
"Exchange Fund"	Section 2.02(a)
"FDA"	Section 3.01
"FDCA"	Section 3.01
"Filed Company SEC Document"	Section 9.03
"GAAP"	Section 3.06(b)
"Good Clinical Practices"	Section 3.22(a)
"Governmental Entity"	Section 3.05(b)
"Hazardous Materials"	Section 3.14(b)
"HSR Act"	Section 3.05(b)
"Intellectual Property"	Section 3.17(f)
"ISRA"	Section 3.05(b)
"Judgment"	Section 3.05(a)
"knowledge"	Section 9.03
"Law"	Section 3.05(a)
"Leases"	Section 3.16(a)
"Leased Property"	Section 3.16(a)
"Legal Provisions"	Section 3.22(a)
"Legal Restraints"	Section 7.01(c)
"Liens"	Section 9.03
"Likely Superior Proposal"	Section 5.02(a)
"material adverse effect"	Section 9.03
"Maximum Premium"	Section 6.06(c)
"Merger"	Recitals
"Merger Consideration"	Section 2.01(c)
"New Parent Proposal"	Section 5.02(b)
"1988 Incentive Plan"	Section 3.03(a)
"1996 Incentive Plan"	Section 3.03(a)
"Notice of Superior Proposal"	Section 5.02(b)
"Non-Plan Option Agreement"	Section 3.03(a)
"Option Consideration"	Section 6.04(a)
"Option Notice"	Section 6.04(a)
"Outside Date"	Section 8.01(b)
"Parent"	Recitals
"Parent Information"	Section 9.03
"Parent Material Adverse Effect"	Section 4.03(a)
"Parent Securities"	Section 6.02(c)
"Paying Agent"	Section 2.02(a)
"Permits"	Section 3.01
"person"	Section 9.03
"Pharmaceutical Product"	Section 3.22(a)
"Post-Signing Returns"	Section 5.01(c)

"Principal Company Stockholder"	Recitals
"Proposed Effective Date"	Section 6.04(a)
"Proxy Statement"	Section 3.05(b)
"Release"	Section 3.14(b)
"Representatives"	Section 9.03
"Retention Bonus"	Section 6.05(e)
"Retention Period"	Section 6.05(e)
"Rights Agent"	Section 3.03(a)
"Sarbanes-Oxley Act"	Section 3.06(b)
"SEC"	Section 3.05(b)
"Section 262"	Section 2.01(d)
"Securities Act"	Section 3.06(b)
"Series A Preferred Stock"	Section 3.03(a)
"Series B Preferred Stock"	Recitals
"Series B Preferred Stock Price"	Recitals
"Series C Preferred Stock"	Recitals
"Series C Preferred Stock Price"	Recitals
"Sub"	Recitals
"Subleases"	Section 3.16(a)
"subsidiary"	Section 9.03
"Superior Proposal"	Section 5.02(e)
"Surviving Corporation"	Section 1.01
"Takeover Proposal"	Section 5.02(e)
"Taxes"	Section 3.09(j)
"Tax Return"	Section 3.09(j)
"Termination Fee"	Section 6.07(b)
"Third Party Licenses"	Section 3.17(a)
"Transactions"	Section 1.01
"Transaction Agreements"	Recitals
"Transfer Taxes"	Section 6.09
"Voting Company Debt"	Section 3.03(e)
"Warning Letter"	Section 3.22(b)

        AGREEMENT AND PLAN OF MERGER dated as of November 21, 2002 (this "Agreement"), among H. LUNDBECK A/S, a Danish corporation ("Parent"), VIKING SUB CORPORATION, a Delaware corporation ("Sub"), and a wholly owned indirect subsidiary of Parent, and SYNAPTIC PHARMACEUTICAL CORPORATION, a Delaware corporation (the "Company").

        WHEREAS the respective Boards of Directors of Sub and the Company have approved and declared advisable, and the board of directors of Parent has approved, this Agreement, providing for the merger (the "Merger") of Sub into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby (a) each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") not owned by Parent, Sub or the Company, other than the Appraisal Shares (as defined in Section 2.01(d)), shall be converted into the right to receive $6.50 in cash, without interest (the "Company Common Stock Price"), (b) each issued and outstanding share of Series B Convertible Preferred Stock, par value $0.01 per share, of the Company (the "Series B Preferred Stock"), not owned by Parent, Sub or the Company, other than the Appraisal Shares, shall be converted into the right to receive an amount in cash equal to $1,499.15, without interest (the "Series B Preferred Stock Price"), and (c) each issued and outstanding share of Series C Convertible Preferred Stock, par value $0.01 per share, of the Company (the "Series C Preferred Stock" and, together with the Series B Preferred Stock, the "Company Convertible Preferred Stock"), not owned by Parent, Sub or the Company, other than the Appraisal Shares, shall be converted into the right to receive an amount in cash equal to $1,088.54, without interest (the "Series C Preferred Stock Price");

        WHEREAS simultaneously with the execution and delivery of this Agreement, Parent and a stockholder of the Company (the "Principal Company Stockholder") are entering into an agreement (the "Company Stockholder Agreement" and, together with this Agreement, the "Transaction Agreements") pursuant to which the Principal Company Stockholder will agree to take specified actions in furtherance of the Merger; and

        WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
The Merger

        SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). At the election of Parent (and in accordance with the provisions of Section 9.09), any direct or indirect wholly-owned subsidiary of Parent that is incorporated in the State of Delaware may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing and the parties shall take all action reasonably necessary to give effect to the foregoing. It is understood and agreed that the term "Sub" as used in this Agreement shall refer to Sub and any permitted assignee thereof, pursuant to this Section 1.01 and Section 9.09. The Merger and the other transactions contemplated by the Transaction Agreements are referred to in this Agreement collectively as the "Transactions".

        SECTION 1.02. Closing. The closing (the "Closing") of the Merger shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law (as defined in

Section 3.05), waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by Law, waiver of those conditions by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        SECTION 1.03. Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date or as soon as practicable thereafter the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

        SECTION 1.04. Effects. The Merger shall have the effects set forth in Section 259 of the DGCL.

        SECTION 1.05. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit A, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

          (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall, upon the Effective Time, become the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as at the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as at the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II
Conversion of Securities

        SECTION 2.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b) Cancelation of Treasury Stock and Parent- Owned Stock. Each share of Company Capital Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Company Capital Stock.

  (i)
  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and other than any Appraisal Shares (as defined in Section 2.01(d)) unless the holder thereof fails to perfect or otherwise loses such holder's rights under Section 262 of the DGCL) shall be converted into the right to receive the Company Common Stock Price.

  (ii)
  Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and other than any Appraisal Shares unless the holder thereof fails to perfect or otherwise loses such holder's rights under Section 262 of the DGCL) shall be converted into the right to receive the Series B Preferred Stock Price.

  (iii)
  Each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and other than any Appraisal Shares unless the holder thereof fails to perfect or otherwise loses such holder's rights under Section 262 of the DGCL) shall be converted into the right to receive the Series C Preferred Stock Price.

  (iv)
  The cash payable upon the conversion of the shares of Company Capital Stock pursuant to this Section 2.01(c) is referred to collectively as the "Merger Consideration". As of the Effective Time all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Capital Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate in accordance with Section 2.02, without interest, or as otherwise provided in Section 2.01(d), as applicable. The right of any holder of any share of Company Capital Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law.

          (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares ("Appraisal Shares") of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Capital Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

        SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall select and appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of Merger Consideration upon surrender of certificates representing Company Capital Stock. Parent shall cause the Surviving Corporation to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to pay for the shares of Company Capital Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund"), upon surrender of Certificates, it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be paid to Parent.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash payable in respect of the shares of Company Capital Stock theretofore represented by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Capital Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.02. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

          (c) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof determined in accordance with this Article II; provided, however, that Parent or the Paying Agent may require the delivery of a reasonable indemnity or bond against any claim that may be made against the Surviving Corporation with respect to such Certificate or ownership thereof.

          (d) No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Capital Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Capital Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Capital Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Capital Stock for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Capital Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration; provided, however, that Parent may cause the Surviving Corporation to pay such claim for Merger Consideration. The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.

          (g) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05)), any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (h) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. If for any reason (including losses) the Exchange Fund is inadequate to pay the Merger Consideration payable hereunder, Parent shall in any event be liable for payment thereof.

          (i) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Capital Stock pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

Representations and Warranties of the Company

        The Company represents and warrants to Parent and Sub that, except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure letter relates and such other Sections or Subsections to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section or Subsection readily apparent) dated as of the date of this Agreement, from the Company to Parent and Sub and delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter"):

        SECTION 3.01.    Organization, Standing and Power.    The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental and other franchises, variances, exemptions, orders, registrations, licenses, permits, authorizations and approvals from, and has submitted all notices and filings to, all Governmental Entities, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA"), and the regulations of the Federal Food and Drug Administration (the "FDA") promulgated thereunder (collectively, "Permits") necessary or advisable to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except for the failure to have such Permits or provide such notices or filings that, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect (as defined in Section 9.03) on the Company or to materially and adversely impact the ability of the Company to perform its obligations under this Agreement (a "Company Material Adverse Effect"). There has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancelation of, with or without notice or lapse of time or both, any material Permits. Except as set forth in Section 3.01(a) of the Company Disclosure Letter, the Merger, in and of itself, would not reasonably be expected to cause the revocation or cancelation of any material Permit. The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary or the failure to so qualify has had or would reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent true and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws").

        SECTION 3.02.    Subsidiaries; Equity Interests.    The Company does not have any subsidiaries (as defined in Section 9.03) and has not had any subsidiaries at any time since January 16, 1987. The Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

        SECTION 3.03.    Capital Structure.    (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share, of which 200,000 shares have been designated as Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock" and, together with the Company Convertible Preferred Stock, the "Company Preferred Stock"; the Company Preferred Stock together with the Company Common Stock, the "Company Capital Stock"), 11,056 shares have been designated as Series B Preferred Stock and 29,944 shares have been designated as Series C Preferred Stock. At the close of business on November 20, 2002, (i) 10,977,790 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (ii) 11,056 shares of Series B Preferred Stock (excluding treasury shares) were issued and outstanding, (iii) 29,944 shares of Series C Preferred Stock (excluding treasury shares) were issued and outstanding, (iv) no shares of Company Common Stock were held by the Company in its treasury, (v) no shares of Company Preferred Stock were held by the Company in its treasury, (vi) 750,000 shares of Company Common Stock were reserved for issuance pursuant to the non-plan option agreement between the Company and Errol De Souza dated September 9, 2002 (the "Non-Plan Option Agreement"), (vii) 4,042,495 shares of Company Common Stock were reserved for issuance pursuant to the Company's 1988 Amended and Restated Incentive Plan (the "1988 Incentive Plan"), the Company's 1996 Incentive Plan (the "1996 Incentive Plan") and the Company's 1996 Non-Employee Director Stock Option Plan (the "Director Option Plan") (such plans, collectively, together with the Non-Plan Option Agreement, the "Company Stock Plans") (of which 2,291,614 shares were subject to outstanding Company Stock Options (as defined below)), (viii) 7,564,584 shares of Company Common Stock were reserved for issuance upon conversion of the Company Convertible Preferred Stock, (ix) no shares of Company Common Stock were reserved for issuance in connection with the rights (the "Company Rights") issued pursuant to the Rights Agreement dated as of December 11, 1995, as amended October 19, 2001, and November 21, 2002 (as so amended, the "Company Rights Agreement"), between the Company and Mellon Investor Services LLC (formerly known as Chemical Mellon Shareholder Services), as rights agent (the "Rights Agent"), and (x) 200,000 shares of Series A Preferred Stock were reserved for issuance pursuant to the Company Rights Agreement (none of which were issued and outstanding or held by the Company in its treasury). Except as set forth above or in Section 3.03(b), as of the date of this Agreement, no shares of capital stock of, or other equity or voting interests in, the Company or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. There are no outstanding Company stock appreciation rights linked to the price of Company Common Stock or other rights (other than the Company Rights) that are in any way linked to the price of Company Common Stock nor have any outstanding tax offset payment awards been granted or promised under the Company Stock Plans.

        (b) Section 3.03(b) of the Company Disclosure Letter sets forth a true and complete list, as of November 20, 2002, of outstanding options to purchase Company Common Stock (collectively, the "Company Stock Options") and all other rights, if any, to purchase or receive Company Common Stock granted under the Company Stock Plans, the number of shares of Company Common Stock subject to each such Company Stock Option or other purchase right, the grant dates and exercise prices of each such Company Stock Option or other purchase right and the names of the holder thereof. Except as set forth in Section 3.03(b) of the Company Disclosure Letter, all Company Stock Options may, by the terms of their award agreement and the terms of the applicable Stock Option Plan, and without any requirement to obtain the consent of the option holder, be treated in accordance with the provisions of Section 6.04 of this Agreement. Other than the Company Stock Options there are no outstanding rights of any person to receive or purchase Company Common Stock, whether on a deferred basis or otherwise. There are no outstanding repurchase rights in favor of the Company with respect to shares of Company Common Stock issued or issuable pursuant to the Company Stock Plans. As of the close of business on November 20, 2002, there were outstanding Company Stock Options to purchase 2,309,640 shares of Company Common Stock with exercise prices on a per share basis lower than the Company Common Stock Price, and the weighted average exercise price of such Company Stock Options was equal to $5.59. Except as set forth in Section 3.03(b) of the Company Disclosure Letter, each award granted under the Company Stock Plans has been issued pursuant to an award agreement that contains terms and conditions that conform to a form of award agreement set forth in the Filed Company SEC Documents.

        (c) During the period from November 20, 2002, to the date of this Agreement, (i) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company other than issuances of shares of Company Common Stock (A) pursuant to the exercise of Company Stock Options outstanding on such date as required by their terms, or (B) upon conversion of the Company Convertible Preferred Stock in accordance with its terms as in effect on August 3, 2001, and (ii) there have been no issuances by the Company of options, warrants or other rights to acquire shares of capital stock of, or other equity or voting interests in, the Company (other than the Company Rights issued with shares of Company Common Stock permitted to be issued pursuant to Section 3.03(c)(i)).

        (d) Except as set forth in Section 3.03(d) of the Company Disclosure Letter, during the period from December 31, 2001, through the date of this Agreement, the Company has not amended, waived or modified any term of any Company Stock Option with respect to vesting, exercisability, exercise price, manner of exercise or expiration of such Company Stock Option.

        (e) All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.05(a)) to which the Company is a party or otherwise bound. Except as set forth in Section 3.03(e) of the Company Disclosure Letter, there are no bonds, debentures, notes or other indebtedness of the Company and no securities or other instruments or obligations of the Company, the value of which is in any way based upon or derived from any capital or voting stock of the Company or having the right to vote (or convertible into, or exchange able or exercisable for, securities or other instruments having the right to vote) on any matters on which stockholders of the Company may vote ("Voting Company Debt"). Except as set forth in this Section 3.03, there are no Contracts of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company, (ii) obligating the Company to issue, grant, deliver, sell or enter into any such shares, securities, equity or voting interests or Contracts or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Capital Stock. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company, except the obligation of the Company to redeem the Convertible Preferred Stock in accordance with its terms. To the knowledge of the Company as of the date of this Agreement, there are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock or other voting securities of the Company, other than pursuant to the Company Stockholder Agreement.

        (f) As of the date of this Agreement, (i) the Company has no outstanding indebtedness for borrowed money and (ii) there are no guarantees by the Company of indebtedness of third parties for borrowed money.

        SECTION 3.04.    Authority; Execution and Delivery; Enforceability.    (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger, subject to receipt of the Company Stockholder Approval (as defined in Section 3.04(c)). The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery of this Agreement by Parent and Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

        (b) The Board of Directors of the Company (the "Company Board"), at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other Transactions, (ii) declaring that it is in the best interests of the Company's stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) approving this Agreement, the Company Stockholder Agreement, the Merger and the other Transactions for purposes of Section 203 of the DGCL, (iv) directing that this Agreement be submitted to a vote at a meeting of the Company's stockholders to be held as promptly as reasonably practicable and (v) recommending that the holders of the Company Common Stock and the Company Convertible Preferred Stock adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 5.02(b). Such resolutions are sufficient to render inapplicable to Parent and Sub, this Agreement, the Company Stockholder Agreement, the Merger and the other Transactions the restrictions on "business combinations" contained in Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Company Stockholder Agreement, the Merger or any other Transaction.

        (c) The affirmative vote of holders of a majority in voting power of the outstanding shares of Company Capital Stock voting together as a single class (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company Capital Stock necessary to approve and adopt this Agreement, the Merger and the other Transactions.

        SECTION 3.05.    No Conflicts; Consents.    (a) Except as set forth in Section 3.05(a) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (i) the Company Charter or the Company By-Laws (ii) any lease, license, loan or credit agreement, indenture, note, bond, agreement, guarantee, permit, concession, franchise or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise or license, whether oral or written (each, including all amendments thereto, a "Contract"), to which the Company is a party or by which any of its properties or assets is subject, other than those Contracts covered by Section 3.05(a)(iii), (iii) any Contract set forth or described in Section 3.15(a) of the Company Disclosure Letter and identified as material in Section 3.15(a) of the Company Disclosure Letter or (vi) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree ("Judgment") or, to the Company's knowledge, statute, law (including common law), ordinance, rule or regulation ("Law") applicable to the Company or its properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, breaches, defaults, rights, losses, Liens (as defined in Section 9.03) or entitlements that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (b) No consent, approval, qualification, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or permit from, any domestic or foreign (whether local, municipal, state, provincial, federal or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency or instrumentality, domestic, foreign or supranational (a "Governmental Entity") is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company (as opposed to Parent and Sub) or the consummation by it (as opposed to Parent and Sub) of the Transactions, other than (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or any other applicable competition, merger control, antitrust or similar Law, (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the adoption of this Agreement by the Company's stockholders (as amended or supplemented from time to time, the "Proxy Statement"), and (B) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) compliance with and such filings as may be required under applicable Environmental Laws, including the New Jersey Industrial Site Recovery Act ("ISRA"), (v) such filings as may be required in connection with the taxes described in Section 6.09, (vi) any filings required under the rules and regulations of the NASDAQ National Market and (vii) such other Consents, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        SECTION 3.06.    SEC Documents; Undisclosed Liabilities.    (a) The Company has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all reports, schedules, forms, statements and other documents required to be filed with the SEC by the Company since January 1, 2001 (the "Company SEC Documents").

        (b) As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and, to the extent not included in the Exchange Act or the Securities Act, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not when filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents when filed comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of certain notes to the financial statements and to normal year-end audit adjustments). Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

        (c) Except as reflected in the most recent audited financial statements contained in the Filed Company SEC Documents, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

        SECTION 3.07.    Information Supplied.    None of the information included or incorporated by reference in (a) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting (as defined in Section 6.01(b)), and (b) any premerger notification and report form filed under the HSR Act will, at the time filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made based on information supplied by Parent or Sub in writing for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

        SECTION 3.08.    Absence of Certain Changes or Events.    xcept as set forth in Section 3.08 of the Company Disclosure Letter, since December 31, 2001, the Company has conducted its business only in the ordinary course consistent with past practice, and since such date there has not been:

  (i)
  any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

  (ii)
  prior to the date of this Agreement, (A) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any Company Capital Stock or (B) any purchase, redemption or other acquisition of any shares of capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire such shares or other securities;

  (iii)
  prior to the date of this Agreement, any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or other securities of the Company;

  (iv)
  (A) any granting by the Company to any current or former director, officer, employee, consultant or independent contractor of the Company of any increase in compensation, bonus or other benefits or any such granting of any type of compensation, bonus or benefits to any current or former director, officer, employee, consultant or independent contractor not previously receiving or entitled to receive such type of compensation, bonus or benefit, except for increases of cash compensation in the ordinary course of business consistent with past practice or required under any Company Benefit Agreement or Company Benefit Plan (as such terms are defined in Section 3.10) in effect as of December 31, 2001, (B) any granting by the Company to any current or former director, officer, employee, consultant or independent contractor of the right to receive any severance or termination pay, or increases therein, (C) any entry by the Company into, or any amendment of, any Company Benefit Agreement with any current or former director, officer, employee, consultant or independent contractor or (D) the making of any loan or cash advance by the Company to any current or former director, officer, employee, consultant or independent contractor other than travel and other business expenses advanced to such directors, officers, employees, consultants or independent contractors in the ordinary course of business consistent with past practice;

  (v)
  any change in financial reporting or accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP or applicable Law;

  (vi)
  any dispute with, or change in, auditors by the Company;

  (vii)
  any material elections with respect to Taxes (as defined in Section 3.09(j)) by the Company or settlement or compromise by the Company of any material Tax liability or refund;

  (viii)
  any material damage, destruction or loss of property or other assets owned or leased by the Company, whether or not covered by insurance;

  (ix)
  any revaluation by the Company of any of the material assets of the Company;

  (x)
  as of the date of this Agreement, any unsatisfied commitment or transaction (including capital expenditure or capital financing) or series of related commitments or transactions by the Company that requires payments in excess of $100,000; or

  (xi)
  any sale, transfer or other disposition or exclusive license of any Company Intellectual Property (as defined in Section 3.17(a)).

        SECTION 3.09.    Taxes.    (a) Except as set forth in Section 3.09(a) of the Company Disclosure Letter, the Company has timely filed, or has caused to be timely filed on its behalf (in each case after giving effect to any permitted extensions), all Tax Returns required to be filed by it, and all such Tax

Returns were true, complete and accurate in all material respects. All Taxes due with respect to the taxable periods covered by such Tax Returns, or otherwise owed, have been timely paid.

        (b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (including any reserve for deferred Taxes) for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements.

        (c) There is no deficiency, audit examination, refund litigation, proposed adjustment or matter in controversy with any Governmental Entity with respect to any Taxes of the Company whether or not with respect to a Tax Return filed by the Company. No issues relating to Taxes were raised by the relevant Governmental Entity in any completed audit or examination that would reasonably be expected to have a material effect on the Company in a later taxable period. The federal income Tax Returns of the Company have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through 1998. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been timely paid.

        (d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable or that are being contested in good faith as set forth in Section 3.09(d) of the Company Disclosure Letter) on the assets of the Company.

        (e) The Company is not party to or bound by any written or oral tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including (i) any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity and (ii) any liability for Taxes of any other person under Treasury Regulation 1.1502-6 or comparable provision of foreign, state or local law).

        (f) The Company shall not be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign tax law, or for any other reason.

        (g) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any Taxes has been executed or filed with any Governmental Entity by or on behalf of the Company.

        (h) The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any state, local or foreign laws) and has, within the time and in the manner prescribed by Law, withheld from and paid over to the proper Governmental Entity all material amounts required to be so withheld and paid over under applicable Law.

        (i) The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

        (j) For purposes of this Agreement:

        "Taxes" includes all (i) forms of taxation imposed by any Governmental Entity, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, stamp, alternative minimum, withholding and other taxes of any kind, including any interest, penalties and additions thereto, (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (iii) liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii).

        "Tax Return" means any return, declaration, report, document, claim for refund, estimate, information return or other statement or information required to be filed or supplied to any Governmental Entity or jurisdiction with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        SECTION 3.10.    Absence of Changes in Benefit Plans.    Except as set forth in Section 3.10 of the Company Disclosure Letter, from December 31, 2001, to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, thrift, savings, stock bonus, restricted stock, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by the Company, in each case providing benefits to any current or former director, officer, employee, consultant or independent contractor of the Company (collectively, "Company Benefit Plans") or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan or any change in the manner in which contributions to any Company Benefit Plan are made or the basis on which such contributions are determined. As of the date of this Agreement there are not any employment, consulting, deferred compensation, indemnification, severance or termination agreements or arrangements between the Company and any current or former director, officer, employee, consultant or independent contractor of the Company (collectively, the "Company Benefit Agreements"), nor does the Company have any general severance plan or policy. Section 3.10 of the Company Disclosure Letter sets forth a list and description of all arrangements in effect as of the date of this Agreement, if any, in which the Company has, directly or indirectly, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any current or former director or executive officer of the Company.

        SECTION 3.11.    ERISA Compliance; Excess Parachute Payments.    (a) Section 3.11(a)(i) of the Company Disclosure Letter contains a list of all Company Benefit Plans, including those that are "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Company Pension Plans") and "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), and all Company Benefit Agreements. The Company and each Company Benefit Plan, each Company Benefit Agreement effective as of the date of this Agreement, each current or former officer or agent of the Company, and each fiduciary of each Company Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws with respect to such Company Benefit Plans and Company Benefit Agreements. Each Company Benefit Plan and Company Benefit Agreement has been administered in all material respects in compliance with (i) its terms and (ii) all applicable stock exchange rules and regulations. Except as set forth in Section 3.11(a)(ii) of the Company Disclosure Letter, the Company has delivered or made available to Parent true, complete and correct copies of (A) each Company Benefit Plan and Company Benefit Agreement (or, in the case of any unwritten Company Benefit Plan or Company Benefit Agreement, a description thereof) other than individual option agreements executed under the 1988 Incentive Plan, the 1996 Incentive Plan or the Director Option Plan that contain terms and conditions that conform to a form of award agreement set forth in the Filed Company SEC Documents, (B) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required and (D) each trust agreement and group annuity contract in effect as of the date of this Agreement relating to any Company Benefit Plan. The Company has filed all informational returns with respect to Company Benefit Plans as required under applicable Law, including ERISA and the Code.

        (b) All Company Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. There is no material pending or, to the knowledge of the Company, threatened, litigation, investigation or dispute relating to any of the Company Benefit Plans.

        (c) There are no persons that, together with the Company, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, and neither the Company nor any person that is treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code has any actual or contingent liability under, related to or concerning any provision of (i) Sections 302, 405, 409 and 601 through 609, inclusive, of ERISA, or Sections 412, 4971, 4975 and 4980B of the Code, or any corresponding or similar provisions of any applicable federal, state, local or non-U.S. Law or (ii) Title IV of ERISA or any corresponding or similar provisions of any applicable federal, state, local or non-U.S. Law. All contributions and premiums required to be made under the terms of any Company Benefit Plan as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Filed Company SEC Documents.

        (d) Except as set forth in Section 3.11(d) of the Company Disclosure Letter, no Company Benefit Plan that is an employee welfare benefit plan is unfunded or funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code). The Company has reserved the right under each Company Benefit Plan to amend, modify or terminate such Company Benefit Plan. The Company has no obligations for retiree health and life benefits under any Company Benefit Plan or Company Benefit Agreement.

        (e) Except as set forth in Section 3.11(e) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not (i) entitle any current or former director, officer, employee, consultant or independent contractor of the Company to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

        (f) No amount or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction (including as a result of termination of employment on or following the Effective Time) by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Agreement or Company Benefit Plan or other contractual obligation of the Company would be an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) and no disqualified individual is entitled to receive any additional payment from the Company or any of its affiliates, or to the knowledge of the Company any other person, in the event that the excise tax under Section 4999 of the Code is imposed on such disqualified individual.

        (g) No amount payable pursuant to the terms of the Company Benefit Plans or the Company Benefit Agreements (including by reason of the Transactions) will be nondeductible under Section 162(m) of the Code.

        SECTION 3.12.    Litigation.    (a) Section 3.12(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of (i) all suits, claims, actions, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or its assets and (ii) all Judgments, injunctions and rulings of any Governmental Entity or arbitrator outstanding against, or in effect with respect to, the Company or its assets.

        (b) Other than the matters set forth on Section 3.12(a) of the Company Disclosure Letter and in Sections (i) and (ii) on Schedule 9.03, as of the Closing Date there will not be any material suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, nor will there be any materially adverse Judgment, injunction or ruling of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving the Company or its assets (including intangible assets). Section 3.12(b) of the Company Disclosure Letter sets forth a true and complete list of each settlement or similar agreement in respect of any pending or threatened suit, claim, action, investigation, proceeding, Law, Judgment, injunction or ruling of any Governmental Entity or arbitrator which the Company has entered into or become bound by since December 31, 1997.

        SECTION 3.13.    Compliance with Applicable Laws.    Except with respect to Taxes, ERISA matters, Environmental Laws (as defined in Section 3.14), labor matters and FDA and FDCA matters, which are the subject of Sections 3.09, 3.11, 3.14, 3.18 and 3.22, respectively, the Company and its relevant personnel and operations are, and since January 1, 1996 have been, in compliance in all material respects with all Laws, Judgments, injunctions and rulings of any Governmental Entity applicable to its businesses or operations, including those relating to occupational health and safety. The Company has not received since January 1, 1997, any notice or other written communication from a Governmental Entity alleging or relating to a possible material violation of any Law, Judgment, injunction or ruling of any Governmental Entity applicable to its businesses or operations. To the knowledge of the Company, no material change is required in the Company's processes, properties or procedures in order to comply in all material respects with any Laws, Judgments, injunctions or rulings of any Governmental Entity.

        SECTION 3.14.    Environmental Matters.    (a) Except as set forth in Section 3.14(a) of the Company Disclosure Letter:

  (i)
  The Company is and has been, in compliance in all material respects with all Environmental Laws (as defined below), and the Company has not received any (A) communication that alleges that the Company is in violation of, or has liability under, any Environmental Law, (B) written request for information pursuant to any Environmental Law, or (C) notice regarding any requirement that is proposed for adoption or implementation under any Environmental Law and that would be applicable to the operations of the Company;

  (ii)
  (A) The Company has obtained and is in compliance in all material respects with all permits, licenses and governmental authorizations pursuant to Environmental Law (collectively "Environmental Permits") necessary for its operations as currently conducted, (B) all such Environmental Permits are valid and in good standing, and (C) the Company has not been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit;

  (iii)
  There are no Environmental Claims (as defined below) pending or, to the knowledge of the Company, threatened, against the Company or any of its predecessors;

  (iv)
  There have been no Releases (as defined below) of any Hazardous Material (as defined below), at, on or under any property or facility currently or formerly owned, operated or leased by the Company or at any adjacent or off-site location, that could reasonably be expected to form the basis of any Environmental Claim against the Company or against any person whose liabilities for such Environmental Claims the Company has, or may have, retained or assumed, either contractually or by operation of law;

  (v)
  No underground storage tanks or treatment, storage and disposal facilities are now or have ever been located at any property or facility currently or formerly owned, operated or leased by the Company or any of its predecessors;

  (vi)
  (A) The Company has not retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against the Company, and (B) to the knowledge of the Company, no Environmental Claims are pending against any person whose liabilities for such Environmental Claims the Company has, or may have, retained or assumed, either contractually or by operation of law; and

  (vii)
  Except as set forth in Section 5.01(d), no Environmental Law imposes any obligation upon the Company arising out of or as a condition to the Merger or other Transaction, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

        (b) Definitions. As used in this Agreement:

  (i)
  "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (x) the presence, migration or Release of, or exposure to, any Hazardous Materials at any location whether or not owned, operated or leased by the Company or any of its predecessors; or (y) the failure to comply with any Environmental Law or Environmental Permit.

  (ii)
  "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, orders, decrees, judgments, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

  (iii)
  "Hazardous Materials" means (x) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and (y) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

  (iv)
  "Release" means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

        SECTION 3.15.    Contracts; Debt Instruments.    (a) Except for Contracts filed as Exhibits to the Filed Company SEC Documents, there are no Contracts that are required to be filed as an exhibit to any Filed Company SEC Document under the Exchange Act and the rules and regulations promulgated thereunder. Section 3.15(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all of the following that are in effect as of the date of this

Agreement or have been entered into prior to the date of this Agreement and will become effective after the date of this Agreement:

  (i)
  all Contracts of the Company made in the ordinary course of business involving future payments by or to the Company of more than $100,000;

  (ii)
  all Contracts of the Company made outside the ordinary course of business;

  (iii)
  all Contracts to which the Company is a party, or that purport to be binding upon the Company or any of its affiliates, that contain a covenant restricting the ability of the Company (or which, following the consummation of the Merger, could reasonably be expected to restrict the ability of Parent or any of its subsidiaries, including the Company and any subsidiary of the Company) to compete with any person or engage in any business or activity in any geographic area or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

  (iv)
  all confidentiality, standstill or similar agreements to which the Company is a party;

  (v)
  all joint venture, partnership, collaboration, business or research alliance or other similar Contracts (including all amendments thereto) to which the Company is a party;

  (vi)
  all Contracts to which the Company is a party or otherwise bound pursuant to which the Company is restricted in any material respect in the development, marketing or distribution of its products or services;

  (vii)
  all Contracts to which the Company is a party or otherwise bound that contain any guarantees as to the Company's future revenues;

  (viii)
  all Contracts providing for future payments by the Company of royalties to third parties of more than $75,000;

  (ix)
  all Contracts to which the Company is a party or otherwise bound that contain "most-favored-nation" provisions as such term is understood in the pharmaceutical industry;

  (x)
  all Contracts to which the Company is party granting any license to any material property, asset or right;

  (xi)
  all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other Contracts pursuant to which the Company may incur indebtedness for borrowed money and all guarantees of or by the Company of any debt obligations of any other person, including the respective aggregate principal amounts outstanding as of the date of this Agreement; and

  (xii)
  all agreements to which the Company is a party entered into in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding.

        (b) The Company is not in violation of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any Contract to which it is a party or by which it or any of its properties or assets is bound, and, to the knowledge of the Company, no other party to any such Contracts is in violation or default (with or without notice or lapse of time or both) under, nor has the Company waived or failed to enforce any rights or benefits under, and there has occurred no event giving to others any right of termination, amendment or cancelation of, with or without notice or lapse of time or both, any such Contract except, in each case, for violations, defaults, waivers or failures to enforce benefits that, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent or its Representatives (as defined in Section 9.03) true and complete copies of all Contracts listed on Section 3.15(a) of the Company Disclosure Letter.

        SECTION 3.16.    Title to Properties.    (a) The Company does not own any real property or interests in real property in fee. Schedule 3.16(a) of the Company Disclosure Letter sets forth a true and complete list of all real property and interests in real property (x) leased by the Company and (y) leased or subleased by or for the use or benefit of third parties to which the Company is a party (collectively, the "Leased Property"). The Leased Property is the only real property or interest in real property leased by the Company and used, held for use or intended to be used primarily for the operation or conduct of the Company's business. Except to the extent the Leased Property is sublet to third parties under subleases described in Section 3.16(a) of the Company Disclosure Letter (the "Subleases"), the Company is in actual possession of the Leased Property. Except as set forth in Section 3.16(a) of the Company Disclosure Letter, true and complete copies of all leases (the "Leases") with respect to the Leased Property have been made available to Parent and all such Leases are valid, binding and enforceable in accordance with their respective terms, and neither the Company nor, to the knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Lease, nor to the Company's knowledge has any event or circumstance occurred that with notice or lapse of time or both would constitute any event of default thereunder. The Company has good and valid title to the leasehold estate in the Leased Property created by the Leases and has not assigned, mortgaged or encumbered its interest therein.

        (b) The basic rent and all additional rent due and payable under the Leases have been paid to date. There are no brokerage fees or commission due or which may become due in the future in connection with the Leased Property that are an obligation or otherwise payable by the Company. To the knowledge of the Company, all work required to be performed under the Leases by the landlord thereunder or the Company, as the case may be, has been performed and to the extent that the Company is responsible for the payment of such work, such work has been fully paid for except for $100,000 owed to the landlord for certain capital improvements performed by the landlord for which the Company is obligated to pay pursuant to the terms of a letter agreement between the Company and the landlord dated March 23, 2001 and more particularly described in Section 3.16(a) of the Company Disclosure Letter. The Company has not exercised any purchase option or first refusal right contained in the Leases. Except for the Leased Property, the Company is not in possession of, or have any rights of occupancy to any other real property.

        (c) To the knowledge of the Company (i) there are no pending or threatened actions, suits, claims or proceedings that could have the effect of impairing or restricting access between the Leased Property and public roads, (ii) there are sufficient parking spaces on the Leased Property for use by the Company's employees, (iii) there are no material defects in the foundations, roof, sprinkler, structural, mechanical, HVAC systems or the walls of the Leased Property, and to the knowledge of the Company the equipment, buildings, and structures are in good condition and repair, and have been maintained consistent with standards generally followed in the industry, and are suitable for their present uses. To the knowledge of the Company, the Leased Property is in compliance with all applicable Laws and is operating under valid certificates of occupancy. No work has been performed by the Company to the Leased Property for which a permit was required and not obtained and all such work has been completed in accordance with all applicable Laws and regulations. Except as set forth on Section 3.16(c) of the Company Disclosure Letter, the Company is not a party to any service or maintenance contracts affecting the Leased Property, true and complete copies of which have been delivered to Parent and all such service and maintenance contracts with respect to the Leased Property can be canceled upon no more than thirty days notice.

        (d) There is no (i) pending or, to the knowledge of the Company, threatened proceeding for the taking or condemnation of all or any portion of the Leased Property or (ii) pending or, to the knowledge of the Company, threatened proceeding for the taking or condemnation of all or any portion of the Leased Property which would result in the termination of the any Lease or the application of buy-out provisions contained in any Lease relative to taking or condemnation proceedings.

        SECTION 3.17.    Intellectual Property.    (a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete list of each of the following items, as of the date of this Agreement, (i) all U.S. and foreign patents and applications therefor, registrations of trademarks (including service marks) and applications therefor, and registrations of copyrights and applications therefor in which the Company has ownership rights (collectively, the "Company Owned IP"), (ii) all licenses, agreements and Contracts relating to Company Intellectual Property (as defined below) pursuant to which the Company is entitled to use any Company Intellectual Property owned by any third party (the "Third Party Licenses"); (iii) all Contracts under which the Company has granted any third party a freedom from suit or the right to use any Company Intellectual Property and (iv) all domain names owned by the Company. For purposes of this Agreement, "Company Intellectual Property" means all Intellectual Property of the Company, including Company Owned IP or Intellectual Property in which the Company otherwise possesses legally enforceable rights and all grants and licenses or other rights running to or from the Company relating to Intellectual Property that are used in its businesses as conducted as of the date of this Agreement or as contemplated to be conducted as of the date of this Agreement, without taking into account the Merger.

        (b) Except as set forth in Section 3.17(b) of the Company Disclosure Letter, to the knowledge of the Company, the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any Liens), the Company Intellectual Property, and has sole and exclusive rights (and, other than as provided in Third Party Licenses, is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Company Intellectual Property is being used. Except as set forth in Section 3.17(b) of the Company Disclosure Letter, to the knowledge of the Company, the Company has not entered into any agreements or licenses or created any Liens, leases, equities, claims, charges, options, restrictions, rights of first refusal, title retention agreements or other exceptions to title which materially affect the Company Intellectual Property or materially restrict the use by the Company of the Company Intellectual Property.

        (c) Except as set forth in Section 3.17(c) of the Company Disclosure Letter, the Company has the right to license to third parties the use of the Company Owned IP.

        (d) All registrations and filings relating to the Company Owned IP are in good standing. Except as set forth in Section 3.17(d) of the Company Disclosure Letter, as of the date of this Agreement, all Taxes, maintenance and renewal fees necessary to preserve the rights of the Company in respect of the Company Owned IP have been made. The Company will deliver to Parent what, to the knowledge of the Company, is a true and complete docket list of matters requiring action as of the date delivered, dated approximately 30 days prior to the Closing Date. The Company gives no representation and warranty as to the correctness or completeness of the docket list insofar as a mistake or omission is within the exclusive control of the U.S. Patent and Trademark Office. Except as set forth in Section 3.17(d) of the Company Disclosure Letter, all grants, registrations and filings relating to the Company Owned IP are proceeding and there are no material facts of which the Company has knowledge after due and diligent investigation which would reasonably be expected to materially undermine those grants, registrations or filings or reduce to a significant extent the scope of protection of any patents arising from such applications.

        (e) Except as set forth in Section 3.17(e) of the Company Disclosure Letter, the Company is in compliance in all material respects with the Third Party Licenses that are material to the conduct of the business of the Company and the Company has not received any notice of breach and is not aware of any dispute with respect to Third Party Licenses that are material to the conduct of its businesses.

        (f) To the knowledge of the Company, except as set forth in Section 3.17(f) of the Company Disclosure Letter and subject to Section 3.17(h) hereof, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, any trade secret material to the Company, any Intellectual Property (as defined below) right of any third party to the extent licensed by or through the Company, by any third party, including any current or former director, officer, employee, consultant or independent contractor of the Company. Except as set forth in Section 3.17(f) of the Company Disclosure Letter, the Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business and in license, distribution, and supply agreements the Company has with third parties. For purposes of this Agreement, "Intellectual Property" of a person shall include patents and patent applications, supplementary protection certificates and patent extensions, trademarks and trademark applications, service mark and service mark registrations, imprints, logos, commercial symbols, business name registrations, trade names, copyrights and copyright registrations, computer software, mask works and mask work registration applications, industrial designs and applications for registration of such industrial designs, including, any and all applications for renewal, extensions, reexaminations and reissues of any of the foregoing intellectual property rights where applicable, inventions, biological materials, trade secrets, formulae, know-how, technical information, compilations of information, research data, research raw data, laboratory notebooks, procedures, designs, proprietary technology and information owned or licensed by, or held or used in the business of, the respective person.

        (g) To the knowledge of the Company, the manufacturing, sale, offer for sale, importation and use by the Company, its licensees or sublicensees of the Compounds set forth in Section 3.17(g) of the Company Disclosure Letter in the countries where the Company has conducted or proposes to conduct such activities, do not and would not reasonably be expected to infringe the Intellectual Property rights of any third party.

        (h) To the knowledge of the Company, none of the patents, registered trademarks, service marks and copyrights held by the Company are invalid and all of the patents and registered trademarks, service marks and copyrights held by the Company are in force and there is no assertion or claim (or basis therefor) challenging the validity of any Company Intellectual Property. The Company has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, nor has any such claim been made or, to the knowledge of the Company, any such suit been threatened. To the knowledge of the Company, neither the conduct of the business of the Company as conducted as of the date of this Agreement or contemplated to be conducted as of the date of this Agreement without taking into account the Merger nor the development of any of the products of the Company as now developed, nor the use in any way of the Company Intellectual Property in the manufacture, use, sale or licensing by the Company of any products currently proposed, infringes on or will infringe or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.17(h) of the Company Disclosure Letter, no third party is challenging or has challenged the ownership by the Company, or the validity or effectiveness of, any of the Company Intellectual Property. Except as set forth in Section 3.17(h) of the Company Disclosure Letter, as of the date of this Agreement, the Company has not brought or contemplated bringing any action, suit or proceeding for infringement of the Company Intellectual Property or breach of any license or agreement involving the Company Intellectual Property against any third party. Except as set forth in Section 3.17(h) of the Company Disclosure Letter, there are no pending or threatened interference, re-issues, re-examinations, oppositions or nullity actions involving any patents, patent rights or patent applications of the Company, except such as may have been commenced by the Company. There is no breach or violation of, or actual loss of, rights under, or to the knowledge of the Company, any threatened breach or violation of or loss of rights under, any license agreement to which the Company is a party.

        (i) The Company has taken actions which in its reasonable business judgment are appropriate to protect the Company Intellectual Property material to the conduct of the Company's business, including filing the necessary patent and trademark applications and formal documents with the United States Patent and Trademark Office, or such other patent and trademark offices, domestic or foreign, and duly registering with or causing the respective Company Intellectual Property to be issued by such other offices.

        (j) Except as set forth in Section 3.17(j) of the Company Disclosure Letter, the Company has secured valid written assignments to Company Intellectual Property or valid written agreements to assign such Company Intellectual Property from all of its current and former employees, consultants and independent contractors who have contributed or are contributing to the creation, conception, reduction to practice or development of Company Intellectual Property, with respect to past, current and future contributions by such individuals.

        (k) To the knowledge of the Company, none of the activities of the current or former directors, officers, employees, consultants or independent contractors of the Company on behalf of the Company violates any agreement, covenant or arrangement that any such employees, consultants or independent contractors have with former or other employers.

        (l) The Company has taken actions which in its reasonable business judgment are appropriate steps to protect and preserve the confidentiality of all Company Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). The Company has a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially on the Company's standard forms, which forms have been provided to Parent, and all current and former directors, officers, employees, consultants and independent contractors of the Company have executed such an agreement. All use, disclosure or appropriation of Confidential Information owned by the Company has been pursuant to the terms of a written confidentiality agreement(s) between the Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written confidentiality agreement(s) between the Company and the owner of such Confidential Information, or is otherwise lawful.

        SECTION 3.18.    Labor Matters.    As of the date of this Agreement, there are no collective bargaining or other labor union agreements to which the Company is a party or by which the Company is bound. Since January 1, 2001, the Company has not, to its knowledge, been subject to any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts. The Company has not been engaged in any unfair labor practice and, to the knowledge of the Company, there are no material unfair labor practice complaints against the Company pending before any Governmental Entity. The Company is in compliance with all applicable Laws relating to employment and employment practices, occupational safety and health standards, and terms and conditions of employment and wages and hours, other than any such noncompliance that would not reasonably be expected to result in material liability to the Company or the Surviving Corporation. Except as set forth in Section 3.18 of the Company Disclosure Letter, to the knowledge of the Company, it is not a party to any outstanding charges or proceedings with the Equal Employment Opportunity Commission nor are there any pending grievances or claims against the Company alleging age, gender or disability discrimination.

        SECTION 3.19.    Brokers; Schedule of Fees and Expenses.    Except as set forth in Section 3.19 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other person, other than Banc of America Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with this Agreement, the Company Stockholder Agreement, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Banc of America Securities LLC relating to this Agreement, the Company Stockholder Agreement, the Merger and the other Transactions.

        SECTION 3.20.    Opinion of Financial Advisor.    The Company has received the opinion of [Banc of America Securities LLC], in customary form, to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the holders of Company Capital Stock is fair, from a financial point of view, to such holders, a signed copy of which opinion will be delivered to Parent promptly after receipt by the Company.

        SECTION 3.21.    Insurance.    Section 3.21 of the Company Disclosure Letter contains a list, as of the date of this Agreement, of all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by or covering the Company or all or any portion of its property and assets. All such policies are in full force and effect and no notice of cancelation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of Law and of all agreements to which the Company is a party and, to the knowledge of the Company, are valid, outstanding and enforceable policies and provide, in the reasonable judgment of management, adequate insurance coverage for the assets and operations of the Company. No insurance has been refused with respect to any operations or property assets of the Company, nor has the coverage of any insurance been limited, by any insurance carrier which has carried, or received any application for, any such insurance during the last three years.

        SECTION 3.22.    Regulatory Compliance.    (a) As to each product or product candidate subject to the jurisdiction of the FDA under the FDCA (each such product, a "Pharmaceutical Product") that is tested or created by the Company, such Pharmaceutical Product is being tested or created in substantial compliance with all applicable requirements under the FDCA and similar Laws and Judgments of any Governmental Entity (other than Tax and Environmental Laws, which are the subject of Sections 3.09 and 3.14, respectively) (collectively, "Legal Provisions"), including those relating to investigational use, such as Good Clinical Practices (as defined below), premarket approval, record keeping, filing of reports and security. The Company has not received any notice or other communication from the FDA or any other Governmental Entity (A) contesting the premarket approval or the uses of any of the Company's products or (B) otherwise alleging any violation of any Legal Provision by the Company which would reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, "Good Clinical Practices" means the standard by which clinical trials involving investigational drugs must be conducted in order to comply with protocols that have been submitted to the FDA regarding each clinical study.

        (b) The Company has, prior to the execution of this Agreement, provided Parent access to all documents in its possession material to assessing the Company's compliance with the FDCA and its implementing regulations, including copies of (i) all Warning Letters (as defined below) and similar correspondence received in the last five years, (ii) all licenses, registrations, approvals, permits, device listings, inspections, product actions and ongoing clinical studies, (iii) all audit reports performed during the last five years and (iv) any document concerning any material oral or written communication received from the FDA in the last five years. For purposes of this Agreement, "Warning Letter" shall mean a letter characterized by the FDA or any other Governmental Entity as a warning letter, a notice of adverse finding, observation of noncompliance or a similar letter or report in which the FDA or any other Governmental Entity expresses the opinion that violations of Law, regulation or guideline have occurred.

        (c) The Company has not withdrawn or suspended any Pharmaceutical Products in the United States or outside the United States (whether voluntarily or otherwise) since January 1, 2000. No proceedings in the United States and outside of the United States (whether completed or pending) seeking the withdrawal or suspension of any Pharmaceutical Product are pending or, to the knowledge of the Company, threatened against the Company.

        (d) As to each biological compound or drug of the Company for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, the Company is in substantial compliance with 21 U.S.C. sec. 355 or 21 C.F.R. Parts 312 or 314 et seq., respectively, and similar Legal Provisions and all terms and conditions of such applications. As to each such drug, the Company and the officers, employees, consultants, independent contractors or agents of the Company have included in the application for such drug, where required, the certification described in 21 U.S.C. sec. 335a(k)(1) or any similar Legal Provision and the list described in 21 U.S.C. sec. 335a(k)(2) or any similar Legal Provision, and such certification and such list was in each case true and accurate when made and thereafter has remained true and accurate in all material respects. In addition, to the knowledge of the Company, the Company is in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. sec. 360 and 21 C.F.R. Part 207 and all similar Legal Provisions.

        (e) Neither the Company nor, to the knowledge of the Company, any of its current or former directors, officers, employees, consultants, independent contractors or agents has made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor, to the knowledge of the Company, any of its current or former directors, officers, employees, consultants, independent contractors or agents has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Legal Provision or authorized by 21 U.S.C. sec. 335a(b) or any similar Legal Provision.

        (f) Except as set forth in Section 3.22(f) of the Company Disclosure Schedule, the Company has not received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to withdraw its approval of any Pharmaceutical Product of the Company, or threatened to investigate or suspend any research activities, preclinical programs or clinical trials being conducted by the Company.

        SECTION 3.23.    Product Registration Files.    The Pharmaceutical Product registration files and dossiers of the Company have been maintained in accordance with reasonable industry standards. The Company owns all right, title and interest to these files and no other person has any right or claim of right to these files anywhere in the world. The Company has in its possession copies of all the material documentation filed in connection with filings made by the Company for regulatory approval or registration of the compounds and products of the Company. The filings made by the Company for regulatory approval or registration of the Pharmaceutical Products or compounds of the Company did not contain, at the time filed and have not at any time since such filing contained, any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading (subject, after the filing was first made to any subsequently filed amendments or supplements).

        SECTION 3.24.    Company Rights Agreement; Minute Books; Audit Committee.    (a) Assuming the accuracy of the representation and warranty set forth in Section 4.07, there is not and has never been an "Acquiring Person" (as defined in the Company Rights Agreement). There has never occurred a "Distribution Date" or a "Stock Acquisition Date" (each as defined in the Company Rights Agreement). No "Triggering Event" (as defined in the Company Rights Agreement) has ever occurred.

The Company has delivered to Parent a complete and correct copy of the Company Rights Agreement, as amended to the date of this Agreement. The Company is in compliance in all material respects with the Company Rights Agreement.

        (b) The Company and the Company Board have taken all action necessary to (i) render the Company Rights inapplicable to this Agreement, the Company Stockholder Agreement, the Merger and the other Transactions and (ii) ensure that (A) the Rights will not become separable, distributable, unredeemable or exercisable as a result of entering into the Transaction Agreements or consummating the Merger or the other Transactions, (B) none of Parent, Sub and their respective affiliates or associates is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of any Transaction Agreement, the Merger or any other Transaction, (C) none of a "Distribution Date", "Triggering Event" or "Stock Acquisition Date" (each as defined in the Company Rights Agreement) shall occur by reason of any Transaction Agreement, the Merger or any other Transaction and (D) the Company Rights shall expire immediately prior to the Effective Time.

        (c) The Company had all requisite corporate power and authority to execute and deliver the Amendment to the Company Rights Agreement dated as of November 21, 2002 (the "Company Rights Agreement Amendment"), between the Company and the Rights Agent. The execution and delivery by each of the Company and the Rights Agent of the Company Rights Agreement Amendment was duly authorized by all necessary corporate or other action on the part of the Company and the Rights Agent. Each of the Company and the Rights Agent has duly executed and delivered the Company Rights Agreement Amendment, and the Company Rights Agreement Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

        (d) The Company has made available to Parent true and complete copies of the minute books of the Company Board and each committee of the Company Board. Such minute books contain in all material respects summaries of all meetings of the Company Board, committees of the Company Board and stockholders of the Company or actions by written consent since January 1, 1997, and such summaries are true and complete in all material respects and reflect all transactions referred to in such minutes accurately in all material respects.

        (e) Since January 1, 1998, the Audit Committee of the Company Board (the "Audit Committee") has not received any written notice from its independent auditors (i) required to be delivered to the Audit Committee pursuant to Statement on Auditing Standards No. 53, (ii) required to be delivered to the Audit Committee pursuant to Statement on Auditing Standards No. 54, or (iii) identifying any material weaknesses in the Company's internal controls or any significant deficiencies in the design or operation of the Company's internal control structure. Since January 1, 1998, neither the Company nor the Audit Committee has consulted with accountants other than the Company's independent auditors regarding significant auditing or accounting matters of the type that would have been required to be reported to the Company's independent auditors under Statements on Auditing Standards No. 50.

ARTICLE IV
Representations and Warranties of Parent and Sub

        Parent and Sub, jointly and severally, represent and warrant to the Company that:

        SECTION 4.01.    Organization, Standing and Power.    Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted.

        SECTION 4.02.    Authority; Execution and Delivery; Enforceability.    (a) Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub and, subject to the following sentence, no other corporate proceedings on the part of Parent or Sub are necessary to approve this Agreement or to consummate the Transactions. Parent, as sole stockholder of Sub, shall adopt this Agreement by written consent immediately following execution of this Agreement, which constitutes the only vote of the holders of any capital stock of Sub necessary to adopt this Agreement, the Merger and the other Transactions. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

        SECTION 4.03.    No Conflicts; Consents.    (a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries (including Sub), (ii) any Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.03(b), any Judgment or Law applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that, individually or in the aggregate, would not impair in any material respect the ability of Parent to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Merger or the other Transactions (a "Parent Material Adverse Effect").

        (b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of any Transaction Agreement to which Parent or Sub is a party by Parent and Sub, as applicable, or the consummation by Parent and Sub of the Transactions, other than (i) the filing of a premerger notification and report form by Parent and Sub under the HSR Act or any other applicable competition, merger control, antitrust or similar Law, (ii) filings with the SEC of such reports under the Exchange Act as may be required in connection with the Transaction Agreements, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and such filings as may be required under applicable Environmental Laws, including ISRA, and (v) such other items, Consents, registrations, declarations and filings (A) that may be required under the applicable Law of any foreign country, (B) required solely by reason of the participation of the Company or the Principal Company Stockholder (as opposed to any third party) in the Transactions or (C) that the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        SECTION 4.04.    Information Supplied.    None of the information supplied or to be supplied by Parent or Sub (a) for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting and (b) in any premerger notification and report form filed under the HSR Act will, at the time such filing is made, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        SECTION 4.05.    Capital Resources.    Parent has or, on or prior to the Closing Date, will have, sufficient cash to pay the Merger Consideration and the Option Consideration.

        SECTION 4.06.    Sub.    (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

        (b) As of the date of this Agreement, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, 1,000 of which have been validly issued, are fully paid, nonassessable and are owned directly by Parent free and clear of any Liens.

        SECTION 4.07.    Company Stock.    Neither Parent, Sub nor any of their respective subsidiaries owns or has ever owned any shares of Company Capital Stock for purposes of the Company Rights Plan or Section 203 of the DGCL.

ARTICLE V
Covenants Relating to Conduct of Business

        SECTION 5.01.    Conduct of Business.    (a) Conduct of Business by the Company. Except for matters set forth in Section 5.01(a) of the Company Disclosure Letter, otherwise expressly permitted by this Agreement or as Parent shall have consented to in advance in writing, which consent shall not be unreasonably withheld, from the date of this Agreement to the Effective Time, the Company shall conduct its business in the usual, regular and ordinary course consistent with past practice use its commercially reasonable efforts to preserve its current business organization, assets and Intellectual Property, keep available the services of its current officers and employees and keep its relationships with customers, collaborators, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not do any of the following without the prior written consent of Parent, which consent will not be unreasonably withheld:

    (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (D) take any action the result of which is the Company acquires, forms or creates a subsidiary of the Company; or (E) take any action the result of which is the Company acquires or otherwise owns any equity interest in any other person;

    (ii) issue, deliver, sell, pledge, grant or otherwise encumber (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any phantom stock, phantom stock rights, stock appreciation rights, stock-based performance units, or other rights or interests based on or linked to the value of Company Common Stock, other than the issuance of Company Common Stock (and associated Company Rights) (1) upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their terms as of the date of this Agreement and (2) upon conversion of the Company Convertible Preferred Stock pursuant to the terms thereof;

    (iii) amend the Company Charter or the Company By-Laws;

    (iv) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a portion of the assets of, or by any other manner, any equity interest in or business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets other than (x) research supplies and office supplies in the ordinary course of business consistent with past practice or (y) capital assets as permitted by Section 5.01(a)(ix);

    (v) (A) grant to any current or former director, officer, employee, consultant or independent contractor of the Company any increase in compensation, except in the ordinary course of business consistent with past practice (which on an annualized basis shall in no event exceed $600,000 in the aggregate to all such persons), (B) grant or pay any bonus to any current or former director, officer, employee, consultant or independent contractor of the Company, except in the ordinary course of business consistent with past practice or to the extent required under employment agreements in effect as of December 31, 2001, or the employment agreement between the Company and Dr. Errol De Souza dated September 9, 2002; provided that amounts granted or paid under this clause (B) (including amounts to be paid pursuant to the Company's bonus program announced on January 31, 2002) shall not exceed $800,000 in the aggregate, (C) grant to any current or former director, officer, employee, consultant or independent contractor of the Company any increase in severance or termination pay, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or other labor union agreement, Company Benefit Agreement or Company Benefit Plan, (E) take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Agreement or Company Benefit Plan, other than pursuant to the provisions of Section 6.04 hereof, (F) make any material determinations not in the ordinary course of business consistent with past practice under any collective bargaining agreement or other labor union agreement, Company Benefit Plan or Company Benefit Agreement, (G) amend or modify any Company Stock Option, other than as contemplated by the provisions of Section 6.04 hereof, (H) grant or promise any tax offset payment award under any Company Stock Plan, (I) make any loan or cash advance to, or engage in any transaction with, any current or former director, officer or employee other than travel and other business expenses advanced to such directors, officers or employees in the ordinary course of business consistent with past practice or (J) make any loan or cash advance to any current or former consultant or independent contractor other than travel and other business expenses advanced to such consultants or independent contractors in the ordinary course of business consistent with past practice;

    (vi) make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or applicable Law;

    (vii) directly or indirectly sell, lease (as lessor), license, sell and leaseback, mortgage or otherwise dispose of or encumber or subject to any Lien any properties or assets or any interest therein, except sales of obsolete equipment in the ordinary course of business consistent with past practice;

    (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other person, except (x) for the extension of trade credit in the ordinary course of business consistent with past practice and (y) subject to Section 5.01(a)(i)(E), in connection with treasury cash management policies in the ordinary course of business consistent with past practice;

    (ix) incur or commit to incur any new capital expenditure or expenditures or any obligations or liabilities in connection therewith, that, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000;

    (x) make any material Tax election or settle or compromise any material Tax liability or refund;

    (xi) (A) pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such audited financial statements in the ordinary course of business consistent with past practice, (B) cancel any indebtedness or waive, release, grant or transfer any claims or rights of material value or (C) waive any benefit of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality or similar agreement to which the Company is a party;

    (xii) (A) decrease or defer in any material respect the level of training provided to its employees or the level of costs expended in connection therewith or (B) fail to maintain insurance at levels at least comparable to current levels or otherwise in a manner inconsistent with past practice so long as such insurance is available at reasonable rates and on reasonable terms;

    (xiii) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property;

    (xiv) enter into or amend any Contracts pursuant to which any person is granted marketing, manufacturing or other rights with respect to any Company Intellectual Property, Pharmaceutical Product of the Company or other Company product, process or technology;

    (xv) enter into or amend any Contract that contains (A) any guarantees as to the Company's future revenues or (B) any "most-favored-nation" provisions as such term is understood in the pharmaceutical industry;

    (xvi) obtain, through acquisition, lease, sublease or otherwise, any real property for use as an office or other facility of the Company;

    (xvii) hire any new employee other than as a replacement for an employee whose employment with the Company was terminated on or after the date of this Agreement, at a salary level no greater than, or comparable to, that of the terminated employee;

    (xviii) revalue any assets of the Company, except as required by GAAP;

    (xix) enter into or amend any joint venture, partnership, collaboration, business or research alliance Contracts;

    (xx) create any Lien on any of its assets;

    (xxi) commence any lawsuit, arbitration or any administrative proceeding against any third party;

    (xxii) begin any, or make any material decision or enter into any agreement with respect to any clinical study of any Pharmaceutical Product other than the Phase II clinical trial contemplated as of the date of this Agreement with respect to SNAP 37889;

    (xxiii) take any action that would reasonably be expected to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (B) any such representation and warranty that is not so qualified becoming untrue in any material respect or (C) any condition to the Merger set forth in Article VII not being satisfied; or

    (xxiv) authorize any of, or commit or agree to take any of, the foregoing actions.

        (b) Advice of Changes; Filings. The Company shall confer with Parent on a regular and frequent basis to report on operational matters and other matters in each case as reasonably requested by Parent. The Company shall promptly advise Parent orally and in writing of any change or event that would reasonably be expected to have a Company Material Adverse Effect. Parent shall promptly advise the Company orally and in writing of any change or event that would reasonably be expected to have a Parent Material Adverse Effect. The Company and Parent shall each promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the Transactions, other than the portions of such filings that include confidential information not directly related to the Transactions.

        (c) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall (i) timely file all Tax Returns ("Post-Signing Returns") required to be filed by the Company (taking into account any applicable extensions); (ii) timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed; (iii) accrue a reserve in the books and records and financial statements of the Company in accordance with past practice for all Taxes payable by the Company for which no Post-Signing Return is due prior to the Effective Time; (iv) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, "Actions") pending against or with respect to the Company in respect of any Tax and not settle or compromise any such Action without Parent's prior written consent, which consent shall not be unreasonably withheld; and (v) cause all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements and practices with respect to Taxes to which the Company is a party or by which the Company is otherwise bound to be terminated as of the Closing Date so that after such date the Company shall not have any further rights or liabilities thereunder.

        (d) Compliance with ISRA. During the period from the date of this Agreement to the Effective Time, with respect to the Leased Property located in the State of New Jersey, the Company shall, at its sole cost and expense, fully comply with ISRA as it applies to the Merger and any other Transactions. If ISRA does not apply to the Leased Property and the Merger or the other Transactions, the Company shall, prior to the Closing Date, provide to Parent an approved Letter of Non-Applicability (as defined in ISRA). If ISRA does apply to the Leased Property and the Merger or the other Transactions, the Company shall, prior to the Closing Date, provide to Parent (i) a Negative Declaration or (ii) a Remedial Action Plan or Remediation Agreement (each as such terms are defined in ISRA), in either case, on terms reasonably acceptable to Parent, and authorizing the Merger and the other Transactions to proceed without delay.

        (e) Clinical Trials. During the period from the date of this Agreement to the Effective Time, with respect to the Phase II clinical trial contemplated as of the date of this Agreement with respect to SNAP 37889, the Company shall consult with Parent on all material aspects of any such trial and shall keep Parent reasonably informed as to any developments in such trial.

        SECTION 5.02.    No Solicitation.    (a) The Company shall not, nor shall it authorize or permit the Principal Company Stockholder or any Representative of, the Company to, directly or indirectly (i) solicit, initiate or encourage or knowingly take any other action to facilitate, the submission of, any Takeover Proposal (as defined in Section 5.02(e)), (ii) enter into any agreement with respect to any Takeover Proposal or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a Superior Proposal (as defined in Section 5.02(e)) or a bona fide, written Takeover Proposal that the Company Board determines in good faith (after consultation with outside counsel and with a financial advisor of nationally recognized reputation) is or is reasonably likely to lead to a Superior Proposal (a "Likely Superior Proposal"), in each case that did not otherwise result from a breach or a deemed breach of this Section 5.02(a) or Section 3(d) of the Company Stockholder Agreement and subject to compliance with Section 5.02(c) and (d), to the extent that the Company Board determines in good faith (after consultation with outside counsel) that such action is or is reasonably likely to be required by its fiduciary duties, (x) furnish information with respect to the Company to the person making such Superior Proposal or Likely Superior Proposal and its Representatives pursuant to a customary confidentiality agreement; and (y) participate in discussions or negotiations with the person making such Superior Proposal or Likely Superior Proposal and its Representatives regarding such Superior Proposal or Likely Superior Proposal. In such event, the Company shall, (i) no less than 24 hours prior to furnishing any such information or participating in any such discussions, inform Parent of the material terms and conditions of such Superior Proposal or Likely Superior Proposal, including the identity of the person making such Superior Proposal or Likely Superior Proposal, (ii) promptly inform Parent of the substance of any material discussions relating to such Superior Proposal or Likely Superior Proposal and (iii) promptly keep Parent fully informed of the status, including any change to the material details of, any such Superior Proposal or Likely Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or by the Principal Company Stockholder, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 5.02(a) by the Company.

        (b) Neither the Company Board nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent or Sub) or publicly propose to withdraw (or modify in a manner adverse to Parent or Sub) the approval or recommendation by such Company Board or any such committee of this Agreement, the Company Stockholder Agreement, the Merger or the other Transactions, except that at any time prior to obtaining the Company Stockholder Approval the Company Board may withdraw or modify, or propose to withdraw or modify, its recommendation of this Agreement and the Merger to the extent (each such action being referred to as an "Adverse Recommendation Change") (A) the Company Board determines in good faith (after consultation with outside counsel) that the failure to make an Adverse Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, and (B)(x) only at a time that is after the third business day following Parent's receipt of written notice advising Parent that the Company Board is prepared to take such action (during which period the Company shall negotiate in good faith with Parent and Sub concerning any New Parent Proposal (as defined below)) and the reasons for such action and (y) if such action is in response to a Superior Proposal, after taking into account any amendment to the terms of the Merger by Parent or any proposal by Parent to amend the terms of this Agreement or the Merger (a "New Parent Proposal"), (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Takeover Proposal, or resolve or agree to take any such action (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an "Acquisition Agreement") constituting or related to, or which is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.02(a) entered into under the circumstances referred to in Section 5.02(a)), or (iv) (A) redeem the Company Rights, (B) waive or amend any provisions of the Rights Agreement or (C) take any action with respect to, or make any determination under, the Rights Agreement, in any such case to permit or facilitate the consummation of a Takeover

Proposal or propose, agree or resolve to do any of the foregoing constituting or related to, or which is intended to or would reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a Superior Proposal, cause the Company to terminate this Agreement pursuant to Section 8.01(f) and concurrently enter into an Acquisition Agreement; provided, that the Company shall not have the right to terminate this Agreement pursuant to Section 8.01(f) unless the Company shall have paid to Parent the Termination Fee prior to or concurrently with such termination; and provided, further, that the Company shall not be entitled to exercise its right to terminate this Agreement pursuant to Section 8.01(f) until after the third business day following Parent's receipt of a written notice (a "Notice of Superior Proposal") from the Company advising Parent that the Company Board has received a Superior Proposal and specifying the material terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new three business day period).

        (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly (and in no event later than 48 hours) advise Parent orally and in writing of any request for information that the Company reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal, or any inquiry the Company reasonably believes could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such request, Takeover Proposal or inquiry. The Company shall promptly keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

        (d) Nothing contained in this Section 5.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that, subject to Section 5.02(b)(i), in no event shall the Company, the Company Board or any committee thereof withdraw (or modify in a manner adverse to Parent or Sub), or publicly propose to withdraw (or modify in a manner adverse to Parent or Sub), its position with respect to this Agreement, the Company Stockholder Agreement, the Merger or the other Transactions or adopt, approve or recommend, or propose to adopt, approve or recommend, a Takeover Proposal.

        (e) For purposes of this Agreement:

    "Takeover Proposal" means (i) any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of 20% or more of the assets of the Company and the subsidiaries of the Company, taken as a whole, or 20% or more in voting power of the outstanding shares of Company Capital Stock, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more in voting power of the outstanding shares of Company Capital Stock, or any merger, consolidation, business combination, recapitalization, reclassification, share exchange, liquidation, dissolution or similar transaction or series of transactions involving the Company or any subsidiary of the Company, other than the Transactions.

    "Superior Proposal" means any bona fide written offer not solicited by or on behalf of the Company or the Principal Company Stockholder made by a third party to consummate a tender offer, exchange offer, merger, recapitalization, reclassification, business combination, consolidation or similar transaction which would result in such third party (or in the case of a direct merger between such third party and the Company, stockholders of such third party) owning, directly or indirectly, 80% or more of the voting power of the Company Capital Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of the Company, which the Company Board determines in its good faith judgment (following consultation with outside counsel and with a financial advisor of nationally recognized reputation) (i) to be more favorable to the Company's stockholders from a financial point of view than the Merger taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise), (ii) to be reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and (iii) for which financing, to the extent required, has been committed.

        SECTION 5.03.    Conduct by Parent.    During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company or as specifically contemplated by this Agreement, Parent shall not, and shall not permit any of its subsidiaries to, take any action that would or is reasonably likely to result in (i) any representation and warranty of Parent set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any such representation and warranty that is not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article VII not being satisfied.

ARTICLE VI
Additional Agreements

        SECTION 6.01.    Preparation of the Proxy Statement; Company Stockholders Meeting.    (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement and shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as reasonably practicable following the date of this Agreement. Each of the parties shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving Parent's approval, which approval shall not be unreasonably withheld or delayed. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

        (b) The Company shall, as soon as reasonably practicable following the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement and in accordance with applicable Law) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Company Stockholder Approval. Subject to Section 5.02(b), the Company shall, through the Company Board, recommend to its stockholders that they adopt this Agreement, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Company Board or any committee thereof of such Board's or committee's recommendation of this Agreement or the Merger. For the avoidance of doubt, the provisions of this Section 6.01(b) shall not survive the termination of this Agreement in accordance with its terms.

        SECTION 6.02.    Access to Information; Confidentiality; Standstill.    (a) Subject to Section 6.02(b) and as otherwise required by applicable Law, including any applicable competition, merger control, antitrust or similar Law, upon reasonable notice, the Company shall afford to Parent and to its subsidiaries and their respective Representatives, reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its properties, assets, books, contracts, commitments, Representatives, employees and records and, during such period, the Company shall make available to Parent on a prompt basis (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) Laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request (including the work papers of Ernst & Young LLP). All information exchanged pursuant to this Section 6.02(a) shall be subject to Section 6.02(b) and Section 6.02(c), as applicable.

  (b)
  (i) Except as required by Law, legal process or stock exchange or stock market rule or regulation, Parent agrees to, and agrees to cause its subsidiaries and Representatives to, (A) until the earlier of the Effective Time and the fifth anniversary of this Agreement, treat confidentially, and not to disclose to any person (other than disclosures expressly permitted by this Section 6.02(b)(i), Section 6.02(b)(ii) or to which the Company shall have consented in advance in writing) the Company Information and (B) until the Effective Time, not use any Company Information for any purpose other than evaluating the Merger or the other Transactions.

    (ii) Notwithstanding the foregoing, Parent may disclose any Company Information to those of its subsidiaries and those of the Representatives of Parent or its subsidiaries who reasonably require access to the Company Information for the purpose stated in Section 6.02(b)(i)(B) and, in each case on a confidential basis. In the event that Parent, its subsidiaries or any Representative of Parent or its subsidiaries is required to disclose any Company Information in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena or similar process), Parent shall in advance of such disclosure provide the Company with prompt notice of such requirement(s). Parent further agrees, to the extent legally permissible, to use its commercially reasonable best efforts to provide the Company, as far in advance of any such disclosure as is practicable, with a list of any Company Information Parent intends to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Company to the extent it may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such judicial or administrative proceedings referred to above and to obtain an order or other reliable assurance that confidential treatment will be accorded to all or such portion as the Company designates of the information that is compelled to be disclosed. If, in the absence of a protective order or the receipt of a written waiver from the Company after a request in writing therefor is made by Parent (such request to be made as soon as practicable to allow the Company a reasonable amount of time to respond thereto), Parent, its subsidiaries or any Representatives of Parent or its subsidiaries are advised by counsel that Parent or its subsidiaries are legally required to disclose Company Information to any tribunal to avoid censure or penalty, Parent and its subsidiaries may disclose such information without liability hereunder; provided that Parent shall disclose only that portion of the information which is required to be disclosed, and then only to the person or authority to which such disclosure is legally required to be made.

    (iii) In the event that this Agreement is terminated in accordance with Article VIII, Parent shall (and shall cause its Representatives or subsidiaries to) promptly, upon the request of the Company, deliver to the Company all copies of the Company Information, including any notes relating thereto, without retaining any copy thereof, including, to the extent practicable, expunging all such Company Information from any computer, word processor or other device containing such information; provided, however, that Parent's outside legal counsel may retain one copy of the Company Information for the limited purpose of ensuring that Parent complies with its obligations under this Section 6.02(b). If requested by the Company, an appropriate officer of Parent shall certify to the Company that all such Company Information has been so delivered. Notwithstanding the delivery of the Company Information required by this Section 6.02(b)(iii), any and all duties and obligations existing under this Section 6.02(b) shall remain in full force and effect.

    (iv) Until the earlier of the Effective Time and August 19, 2003, Parent agrees that, without the Company's prior written consent, Parent will not, directly or indirectly, solicit for employment (including as independent contractors) by Parent (as contrasted with the Company, its affiliates or the Surviving Corporation) any of the Company's or any of its affiliates' officers or employees; provided, however, that nothing in this Agreement shall restrict or preclude Parent's right to make generalized searches for employees by use of advertisements in the media (including trace media) or by engaging search firms which are not targeted or focused on employees of the Company.

    (v) Unless Parent and the Company expressly agree otherwise in writing, Parent agrees that prior to August 19, 2003, Parent will not, and Parent will cause its affiliates not to, directly or indirectly, either individually or as part of a group, (A) acquire, or agree to acquire, by purchase or otherwise, any shares of Company Common Stock or other equity securities of the Company, or securities that are convertible, exchangeable or exercisable for or into such Company Common Stock or other equity securities, or (B) without the prior approval of the Company Board, make any proposal to the Company or its stockholders that would be required to be publicly disclosed, in each case, other than pursuant to the Transaction Agreements (as the same may be amended from time to time) and the Transactions.

    (vi) Parent acknowledges and agrees that the Company is the owner or licensee of the Company Information, and that, prior to the Effective Time, nothing contained in this Agreement shall be construed so as to grant to Parent or any of its subsidiaries a license or any other right relating to the Company Information or any other property or interest of the Company.

    (vii) Parent, its subsidiaries or any Representative of Parent or its subsidiaries acknowledge that the Company Information may constitute valuable trade secrets of the Company and that the breach of the provisions of this Section 6.02(b) by Parent, its subsidiaries or any of their respective Representatives may result in the Company suffering irreparable harm for which monetary damages may be inadequate to protect the Company. Without prejudice to any other rights and remedies otherwise available to the Company, Parent, its subsidiaries or any of their respective Representatives, agree that in the event of any breach or threatened breach of the provisions of this Section 6.02(b) by Parent, its subsidiaries or any of their respective Representatives, the Company may seek the imposition of equitable relief, including a temporary or permanent injunction and Parent, its subsidiaries or any of their respective Representatives will not oppose the granting of injunctive relief in the Company's favor on the basis that an award of monetary damages would provide the Company with an adequate remedy. The prevailing party in a litigation relating to the provisions of this Section 6.02(b) shall be entitled to reimbursement for costs and expenses (including reasonable legal fees and expenses) incurred in connection with such litigation. Payment of damages or costs shall neither justify the infringement committed nor justify further infringements to be committed.

  (c)
  (i) Except as required by Law, legal process or stock exchange or stock market rule or regulation, the Company agrees to, and agrees to cause any Representatives of the Company to, (A) until the earlier of the Effective Time and the fifth anniversary of this Agreement, treat confidentially, and not to disclose to any person (other than disclosures expressly permitted by this Section 6.02(c)(i), Section 6.02(c)(ii) or to which Parent shall have consented in advance in writing) the Parent Information and (B) until the Effective Time, not use any Parent Information for any purpose other than evaluating the Merger or the other Transactions.

    (ii) Notwithstanding the foregoing, the Company may disclose any Parent Information to those of its Representatives who reasonably request access to the Parent Information for the purpose stated in Section 6.02(c)(i)(B), and, in each case, on a confidential basis. In the event that the Company or any Representative of the Company is required to disclose any Parent Information in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena or similar process), the Company shall in advance of such disclosure provide Parent with prompt notice of such requirement(s). The Company further agrees, to the extent legally permissible, to use its commercially reasonable best efforts to provide Parent, as far in advance of any such disclosure as is practicable, with a list of any Parent Information the Company intends to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with Parent to the extent it may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such judicial or administrative proceedings referred to above and to obtain an order or other reliable assurance that confidential treatment will be accorded to all or such portion as Parent designate of the information that is compelled to be disclosed. If, in the absence of a protective order or the receipt of a written waiver from Parent after a request in writing therefor is made by the Company (such request to be made as soon as practicable to allow Parent a reasonable amount of time to respond thereto), the Company or any Representative of the Company are advised by counsel that the Company is legally required to disclose Parent Information to any tribunal to avoid censure or penalty, the Company may disclose such information without liability hereunder; provided that the Company shall disclose only that portion of the information which is required to be disclosed, and then only to the person or authority to which such disclosure is legally required to be made.

    (iii) In the event that this Agreement is terminated in accordance with Article VIII, the Company shall promptly, upon the request of Parent, deliver to Parent all copies of the Parent Information, including any notes relating thereto, without retaining any copy thereof, including, to the extent practicable, expunging all such Parent Information from any computer, word processor or other device containing such information; provided, however, that the Company's outside legal counsel may retain one copy of the Parent Information for the limited purpose of ensuring that the Company complies with its obligations under this Section 6.02(c). If requested by Parent, an appropriate officer of the Company shall certify to Parent that all such Parent Information has been so delivered. Notwithstanding the delivery of the Parent Information required by this Section 6.02(c)(iii), any and all duties and obligations existing under this Section 6.02(c) shall remain in full force and effect.

    (iv) Until the earlier of the Effective Time and August 19, 2003, the Company agrees that without Parent's prior written consent, the Company will not, directly or indirectly, solicit for employment (including as independent contractors) any of Parent's or any of its affiliates' officers or employees; provided, however, that, subject to Article V hereof, this paragraph shall not restrict or preclude the Company's right to make generalized searches for employees by use of advertisements in the media (including trace media) or by engaging search firms which are not targeted or focused on employees of Parent and its affiliates.

    (v) Unless Parent and the Company expressly agree otherwise in writing, the Company agrees that prior to August 19, 2003, the Company will not, and the Company will cause its affiliates not to, directly or indirectly, either individually or as part of a group, (A) acquire, or agree to acquire, by purchase or otherwise, any shares of common stock or other equity securities of Parent, or securities that are convertible, exchangeable or exercisable for or into such common stock or other equity securities (the "Parent Securities"), or (B) without the prior approval of the board of directors of Parent, make any proposal to Parent or its stockholders that would be required to be publicly disclosed. Notwithstanding the foregoing, the Company agrees that until the earlier of the date (x) it has decided not to proceed with any collaboration with Parent or (y)(1) it has agreed to effect any collaboration with Parent and (2) the Copenhagen Stock Exchange has been notified of such decision, the Company will not, and will cause its affiliates not to, directly or indirectly, either individually or as part of a group, acquire, or agree to acquire, by purchase or otherwise, any Parent Securities.

    (vi) The Company acknowledges and agrees that Parent is the owner or licensee of the Parent Information, and that, prior to the Effective Time, nothing contained in this Agreement shall be construed so as to grant to the Company a license or any other right relating to the Parent Information or any other property or interest of Parent.

    (vii) The Company and its Representatives acknowledge that the Parent Information may constitute valuable trade secrets of the Parent or any of its subsidiaries and that the breach of the provisions of this Section 6.02(c) by the Company or any of its Representatives may result in the Parent or any of its subsidiaries suffering irreparable harm for which monetary damages may be inadequate to protect the Parent or any of its subsidiaries. Without prejudice to any other rights and remedies otherwise available to the Parent or any of its subsidiaries, the Company agrees that in the event of any breach or threatened breach of the provisions of this Section 6.02(c) by the Company or any of its Representatives, Parent or any of its subsidiaries may seek the imposition of equitable relief, including but not limited to a temporary or permanent injunction, and neither the Company nor its Representatives will oppose the granting of injunctive relief in Parent's or any of its subsidiaries' favor on the basis that an award of monetary damages would provide Parent or any of its subsidiaries with an adequate remedy. The prevailing party in a litigation relating to the provisions of this Section 6.02(c) shall be entitled to reimbursement for costs and expenses (including reasonable legal fees and expenses) incurred in connection with such litigation. Payment of damages or costs shall neither justify the infringement committed nor justify further infringements to be committed.

        SECTION 6.03.    Commercially Reasonable Efforts; Notification.    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions, including using all commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Company Stockholder Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions; provided, however, that Parent will not be required to agree to, or proffer to, (A) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any of Parent's, the Company's or any of their respective affiliates' businesses or (B) cease to conduct business or operations in any jurisdiction in which Parent or its subsidiaries or the Company conducts business or operations as of the date of this Agreement.

        (b) In connection with and without limiting the foregoing, the Company and the Company Board shall, (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Company Stockholder Agreement, the Merger or any of the other Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Company Stockholder Agreement, the Merger or any other Transaction, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Company Stockholder Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

        (c) The Company shall give prompt written notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 7.02(a) would not be satisfied; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        (d) Parent shall give prompt written notice to the Company of any representation or warranty made by it or Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 7.03(a) would not be satisfied; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        (e) Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any litigation against the Company or its directors relating to the Merger or the other Transactions, it being understood and agreed that this Section 6.03(c) shall not give Parent the right to direct such defense; provided, however, that the Company shall not settle, or enter into any settlement agreement with respect to, such litigation without Parent's prior written consent.

        SECTION 6.04.    Company Stock Options.    (a) The Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (if any) as may be required to provide that (i) each holder of a Company Stock Option (A) shall be given written notice in the form set forth in Section 6.04(a) of the Company Disclosure Letter and in accordance with the terms of the applicable Company Stock Plan and the applicable stock option agreement of the proposed Merger and the other Transactions (the "Option Notice") at least 20 days prior to the proposed effective date of January 27, 2003 (the "Proposed Effective Date"), (which date shall be specified in the Option Notice), provided such Option Notice shall not be given any earlier than 30 days prior to the Proposed Effective Date, and (B) shall (subject to any earlier termination of such Company Stock Option pursuant to the terms of the applicable Company Stock Plan, the applicable stock option agreement, any Company action taken pursuant to this Section 6.04 or otherwise) be permitted during the period commencing on the date of the Option Notice and ending immediately prior to the Effective Time to exercise such Company Stock Option in full as to all the shares of Company Common Stock covered by such Company Stock Option, whether or not then vested and (ii) each Company Stock Option outstanding immediately prior to the Effective Time shall be canceled effective immediately prior to the Effective Time with the holder thereof becoming entitled to receive an amount of cash (such amount, the "Option Consideration") equal to the product of (A) the excess, if any, of (1) the Company Common Stock Price over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Common Stock issuable pursuant to the unexercised portion of such Company Stock Option. All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of Taxes or proof of eligibility of exemption therefrom and shall be paid (and Parent shall cause to be paid) at or as soon as practicable following the Effective Time, but in any event within five business days following the Effective Time, without interest. Neither Parent, Sub nor the Surviving Corporation shall assume any Company Stock Option, or substitute any new stock option for any Company Stock Option prior to, at or after the Effective Time.

        (b) The Company shall use its commercially reasonable best efforts to obtain all consents of the holders of the Company Stock Options, if such consents are determined to be necessary to effectuate the foregoing as mutually agreed by Parent and the Company. The cancelation of a Company Stock Option in exchange for the cash payment described in this Section 6.04 shall terminate, and be deemed a release of, any and all rights the holder of such Company Stock Option had or may have had in respect thereof, and any necessary consents from all such holders shall so provide. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent's request, be withheld in respect of any Company Stock Option until all necessary consents with respect to such Company Stock Option are obtained.

        (c) As soon as reasonably practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall take or cause to be taken such actions as are required to cause (x) the Company Stock Plans to terminate as of the Effective Time, (y) the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company or any right or interest based on or linked to the value of any capital stock of the Company to be deleted as of the Effective Time and (z) each holder of a Company Stock Option and each participant in any Company Stock Plan or other Company Benefit Plan to have, immediately following the Effective Time, no right thereunder to acquire, no right or interest based on or linked to the value of, any capital stock of the Company or the Surviving Corporation.

        SECTION 6.05.    Benefit Plans.    (a) Parent shall, for a period following the Effective Time and ending on December 31, 2003, provide or cause the Surviving Corporation to provide benefits to the employees of the Company as of the date of this Agreement who continue to be employed by the Surviving Corporation (such employees, the "Continuing Employees") that, taken as a whole, are either

(i) substantially comparable in the aggregate to such employees to those in effect on the date of this Agreement (other than (A) benefits providing for the issuance of Company Capital Stock or capital stock of any affiliate of the Company or rights or interests based on or linked to the value of Company Capital Stock or the capital stock of any affiliate of the Company and (B) any other awards (including tax offset payments) granted or promised under any Company Stock Plan) or (ii) substantially comparable in the aggregate to such employees to those provided to similarly situated employees of Parent and its subsidiaries (other than benefits providing for the issuance of capital stock of Parent or any affiliate of Parent or rights or interests based on or linked to the value of the capital stock of Parent or any affiliate of Parent).

        (b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their respective terms (as in effect on the date of this Agreement) all the Company's employment, severance and termination agreements, plans and policies disclosed in the Company Disclosure Letter.

        (c) With respect to any employee benefit plan, maintained by Parent or any of its subsidiaries, to the extent such plan is made available to an employee of the Company, for purposes only of determining eligibility to participate and vesting, service with the Company shall be treated as service with Parent or any of its subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

        (d) Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company) in which employees of the Company (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

        (e) Parent shall cause the Surviving Corporation to provide to each Continuing Employee who continuously remains an employee of the Surviving Corporation during the applicable periods described below a retention bonus (the "Retention Bonus") on the terms and conditions set forth below in an amount determined by Parent in its sole discretion. Parent shall cause the Surviving Corporation (i) to provide to each Continuing Employee who continuously remains an employee of the Surviving Corporation during the period commencing on the date of this Agreement and ending on the date that is three months immediately following the date on which the Effective Time occurs twenty-five percent (25%) of such employee's Retention Bonus, (ii) to provide to each Continuing Employee who continuously remains an employee of the Surviving Corporation during the period commencing on the date of this Agreement and ending on the date that is six months immediately following the date on which the Effective Time occurs twenty-five percent (25%) of such employee's Retention Bonus and (iii) to provide to each Continuing Employee who continuously remains an employee of the Surviving Corporation during the period commencing on the date of this Agreement and ending on the date that is twelve months immediately following the date on which the Effective Time occurs (such period, the "Retention Period") fifty percent (50%) of such employee's Retention Bonus. For purposes of the foregoing sentence, "such employee's Retention Bonus" shall, in the case of any employee, mean the full retention bonus that Parent would have granted to such employee if such employee had continuously remained an employee of the Surviving Corporation during the entire Retention Period. The Retention Bonus shall be subject to any required withholding of Taxes or proof of eligibility of exemption therefrom and shall be paid as soon as practicable following the Retention Bonus Determination Date.

        (f) As of the date of this Agreement, it is the intention of Parent to formulate a stock-based incentive program to be offered to eligible Continuing Employees, subject to all necessary authorizations and compliance with all applicable Law; provided, however, that such intention remains subject to the sole discretion of the Board of Directors of Parent.

        (g) With respect to all documents required to be delivered or made available by the Company to Parent under Section 3.11(a) of this Agreement, the Company will deliver to Parent within six (6) calendar days after the date of this Agreement a true, complete and correct copy of each such document to the extent such document was not, as of the date of this Agreement, previously delivered by the Company to Parent.

        (h) Following the date of this Agreement, the Company shall take all such action as set forth in Section 6.05(h) of the Company Disclosure Letter.

        (i) Nothing contained in this Section 6.05 or elsewhere in this Agreement shall be construed to prevent, from and after the Effective Time, the termination of employment of any individual employee of the Company or any change in the employee benefits available to any such individual employee or the amendment or termination of any particular Company Benefit Plan, Company Benefit Agreement or other employee benefit plan, program, policy or arrangement.

        SECTION 6.06.    Indemnification.    (a) Parent and Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of the current or former directors or officers of the Company (the "Company Indemnified Persons") as provided in the Company Charter or Company By-Laws or in written agreements between the Company and any current or former director or officer in effect as of the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified in any manner that would materially and adversely affect the rights thereunder of any such Company Indemnified Person.

        (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.06.

        (c) The Surviving Corporation shall, at its option, either (i) maintain for a period of not less than six years after the Effective Time, the Company's directors' and officers' liability insurance as of the date of this Agreement covering each person covered by the Company's directors' and officers' liability insurance policy as of the date of this Agreement for acts or omissions occurring prior to the Effective Time ("D&O Insurance") on terms with respect to such coverage and amounts no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of this Agreement (which policy is set forth in Section 6.06(c) of the Company Disclosure Letter) or (ii) cause to be provided coverage no less favorable in any material respect to such directors or officers, as the case may be, than the D&O Insurance, in each case so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (which premium is hereby represented and warranted by the Company to be $39,585) (such 200% amount the "Maximum Premium"); provided, that if the premium to obtain the foregoing insurance exceeds the Maximum Premium, the Surviving Corporation shall nonetheless provide the amount and nature of coverage that can be obtained for the Maximum Premium. If the existing or substituted directors' and officers' liability insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will obtain as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium. If the Surviving Corporation does not pay the premium necessary to maintain the D&O Insurance required to be provided pursuant to this Section 6.06(c), Parent shall make such payment on behalf of the Surviving Corporation.

        (d) The provisions of this Section 6.06 are intended to be for the benefit of, and will be enforceable by, each indemnified party, including each Company Indemnified Person, his or her heirs and his or her legal representatives and are in addition to, and not in substitution for any other rights to indemnification or contribution that such Company Indemnified Person may have by Contract, under Law or otherwise.

        SECTION 6.07.    Fees and Expenses.    (a) Except as set forth in Section 6.07(c), all fees and expenses incurred in connection with this Agreement, the Merger, the Company Stockholder Agreement and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

        (b) In the event that (i) (A) a Takeover Proposal shall have been made known to the Company or has been made directly to its stockholders or any person has announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i)(but only if the Company Stockholders Meeting has not been held by the date that is five business days prior to the date of such termination) or 8.01(b)(iii) and (C) within twelve months after such termination, the Company or any subsidiary of the Company enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal (solely for purposes of this Section 6.07(b)(i)(C), the term "Takeover Proposal" shall have the meaning set forth in the definition of the term Takeover Proposal contained in Section 5.02(e) except that all references to 20% shall be deemed to be references to 50%), (ii) this Agreement is terminated by Parent pursuant to Section 8.01(d) or (iii) this Agreement is terminated by the Company pursuant to Section 8.01(f), then the Company shall pay Parent a fee equal to $4,235,000 (the "Termination Fee") by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by Parent pursuant to Section 8.01(d), within two business days after such termination, (y) in the case of a payment as a result of any event referred to in Section 6.07(b)(i)(C), upon the first to occur of (1) the consummation of any Takeover Proposal within twelve months after termination in the circumstances described in Section 6.07(b)(i)(B) or (2) the consummation of any Takeover Proposal pursuant to the terms of an Acquisition Agreement entered into by the Company or any subsidiary of the Company within twelve months after termination in the circumstances described in Section 6.07(b)(i)(B) and (z) in the case of a termination by the Company pursuant to Section 8.01(f), promptly, but in no event later than the date of such termination. The Company acknowledges that the agreements contained in this Section 6.07(b) are an integral part of the Transactions, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 6.07(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 6.07(b), the Company shall pay to Parent interest on the amounts set forth in this Section 6.07 from the date such amount was due through the date on which such payment is made, at the prime rate of JPMorgan Chase Bank in effect on the date such payment was required to be made.

        (c) The Company shall pay all filing, printing, mailing and other fees, including fees in connection with the HSR filing, and shall promptly reimburse Parent for any expenses paid by Parent in connection with the foregoing. All payments made pursuant to this Section 6.07(c) shall be made by wire transfer of same day funds to an account designated by Parent.

        SECTION 6.08.    Public Announcements.    Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practical, consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.

        SECTION 6.09.    Transfer Taxes.    All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Transactions shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

        SECTION 6.10.    Rights Agreements; Consequences if Rights Triggered.    The Company Board shall take all action (in addition to that referred to in Section 3.24) requested in writing by Parent in order to render the Company Rights inapplicable to the Merger and the other Transactions. Except as approved in writing by Parent, neither the Company nor the Company Board shall (a) amend the Company Rights Agreement, (b) redeem the Company Rights or (c) take any action with respect to, or make any determination under, the Company Rights Agreement. If any Distribution Date, Stock Acquisition Date or Triggering Event (each as defined in the Company Rights Agreement) occurs under the Company Rights Agreement at any time prior to the Effective Time, the Company and Parent shall make such adjustment to the Merger Consideration as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other Transactions.

        SECTION 6.11.    Information Supplied.    (a) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will, at the date it is filed with the SEC or mailed to the Company's stockholders, at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by Parent or Sub specifically for inclusion therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

        (b) Parent and Sub agree that none of the information supplied or to be supplied in writing by Parent or Sub specifically for inclusion in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        SECTION 6.12.    Company Stockholder Agreement Legend.    (a) Upon delivery by the Principal Company Stockholder, the Company will inscribe upon any Certificate representing Subject Shares (as defined in the Company Stockholder Agreement) that constitute (i) Company Common Stock the following legend: "THE SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF THE COMPANY, REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF NOVEMBER 21, 2002, AND THE TRANSFER AND VOTING THEREOF ARE SUBJECT TO THE TERMS OF SUCH AGREEMENT. COPIES

OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY."; (ii) Series B Preferred Stock the following legend: "THE SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK, PAR VALUE $0.01 PER SHARE, OF THE COMPANY, REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF NOVEMBER 21, 2002, AND THE TRANSFER AND VOTING THEREOF ARE SUBJECT TO THE TERMS OF SUCH AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY"; and (iii) Series C Preferred Stock the following legend: "THE SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK, PAR VALUE $0.01 PER SHARE, OF THE COMPANY, REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF NOVEMBER 21, 2002, AND THE TRANSFER AND VOTING THEREOF ARE SUBJECT TO THE TERMS OF SUCH AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.", and in each case the Company will return such certificate containing such inscription to the Principal Company Stockholder within three business days following the Company's receipt thereof.

        (b) The Company hereby acknowledges the limitations on Transfer (as defined in the Company Stockholder Agreement) on the Subject Shares (as defined in the Company Stockholder Agreement) set forth in the Company Stockholder Agreement and agrees to instruct the transfer agent for the Company Capital Stock not to register any Transfer in violation of the Company Stockholder Agreement.

        SECTION 6.13.    Resignation of Directors of the Company.    Prior to the Effective Time, the Company shall cause each member of the Company Board to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director of such Board effective immediately prior to the Effective Time.

ARTICLE VII
Conditions Precedent

        SECTION 7.01.    Conditions to Each Party's Obligation To Effect The Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by each party (to the extent permitted by Law) on or prior to the Closing Date of the following conditions:

        (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

        (b) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign competition, merger control, antitrust or similar Law, the absence of which would prohibit the consummation of Merger, shall have been obtained or made.

        (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, "Legal Restraints") that has the effect of preventing the consummation of the Merger shall be in effect.

        SECTION 7.02.    Conditions to Obligations of Parent and Sub.    The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) Representations and Warranties. The representations and warranties of the Company in this Agreement that are qualified by materiality shall be true and correct and the representations and warranties of the Company in this Agreement that are not qualified by materiality shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made on the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the principal financial officer of the Company to such effect.

        (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the principal financial officer of the Company to such effect.

        (c) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, and there shall be no Legal Restraint that has the effect of, (i) challenging the acquisition by Parent or Sub of any Company Capital Stock, seeking to restrain or prohibit the consummation of the Merger or any other Transaction or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or limit the ownership or operation by the Company or Parent and its subsidiaries of any material portion of the business or assets of the Company, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent and its subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, or Parent and its subsidiaries, taken as a whole, as a result of the Merger or any other Transaction, (iii) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or (iv) imposing material limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Capital Stock (or shares of common stock of the Surviving Corporation), including the right to vote the Company Capital Stock (or shares of common stock of the Surviving Corporation) on all matters properly presented to the stockholders of the Company.

        (d) Material Adverse Effect. Since December 31, 2001, there shall not have been any state of facts, change, development, effect, event, condition or occurrence that, individually or in the aggregate, constitutes, has had or would reasonably be expected to have a Company Material Adverse Effect.

        (e) Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that Parent or the Company shall have obtained or shall have in full force and effect (i) all material Consents of all Governmental Entities legally required in connection with this Agreement and the Transactions, (ii) all Permits set forth in Section 3.01(a) of the Company Disclosure Letter and (iii) all other Consents of Governmental Entities or third parties required in connection with this Agreement and the Transactions, except, in the case of this clause (iii), for those the failure of which to be obtained, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        SECTION 7.03.    Conditions to Obligation of the Company.    The obligation of the Company to effect the Merger is further subject to the following conditions:

        (a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub in this Agreement not qualified by materiality shall be true and correct in all material respects, in each case as of the date of this Agreement and on the Closing Date with the same effect as though made on the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

        (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

        SECTION 7.04.    Frustration of Closing Conditions.    None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use commercially reasonable efforts to consummate the Merger and the other Transactions, as required by and subject to Section 6.03.

ARTICLE VIII
Termination, Amendment and Waiver

        SECTION 8.01.    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

        (a) by mutual written consent of Parent, Sub and the Company;

        (b) by either Parent or the Company:

    (i) if the Merger is not consummated on or before April 30, 2003 (the "Outside Date"); provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose breach of this Agreement has been a principal reason the Merger has not been consummated by such date;

    (ii) if any Legal Restraint set forth in Section 7.01(c) shall be in effect and shall have become final and nonappealable; or

    (iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor;

        (c) by Parent (i) if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (B) has not been or is incapable of being cured by the Company within fifteen business days after written notice thereof from Parent, or (ii) if any suit, action or proceeding set forth in Section 7.02(c) shall have prevailed and become final and nonappealable;

        (d) by Parent (i) if an Adverse Recommendation Change has occurred or (ii) if the Company Board or any committee thereof shall have failed to confirm its recommendation referred to in Section 6.01(b) within ten calendar days after a written request by Parent that it do so if such request is made following the making of a Takeover Proposal;

        (e) by the Company, if Parent shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) has not been or is incapable of being cured by Parent within fifteen business days after its receipt of written notice thereof from the Company; or

        (f) by the Company in accordance with Section 5.02(b), subject to compliance by the Company with the notice provisions therein and the Termination Fee and expense reimbursement provisions of Section 6.07.

        SECTION 8.02.    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.19, Section 4.05, the last sentence of Section 6.02(a), Section 6.02(b), Section 6.02(c), Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination; provided that no such termination shall relieve any party hereto from any liability for damages resulting from a wilful and material breach by a party of any of its representations, warranties or covenants set forth in this Agreement.

        SECTION 8.03.    Amendment.    This Agreement may be amended by the parties at any time, whether before or after the Company Stockholder Approval has been obtained; provided, that after the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        SECTION 8.04.    Extension; Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE IX
General Provisions

        SECTION 9.01.    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        SECTION 9.02.    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt (or refusal to accept receipt) by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent or Sub, to

            H. Lundbeck A/S
            Ottiliavej 9
            2500 Valby
            Denmark
            Attention: General Counsel

            with a copy to:

            Cravath, Swaine & Moore
            Worldwide Plaza
            825 Eighth Avenue
            New York, NY 10019
            Attention: Faiza J. Saeed, Esq.

        (b) if to the Company, to

            Synaptic Pharmaceutical Corporation
            215 College Road
            Paramus, New Jersey 07652
            Attention: Errol De Souza

            with a copy to:

            Brown Raysman Millstein Felder & Steiner LLP
            900 Third Avenue
            New York, NY 10022
            Attention: Steven S. Pretsfelder, Esq.

        SECTION 9.03.    Definitions.    (a) For purposes of this Agreement:

        An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

        "Business Day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York.

        "Company Information" means all non-public and confidential information about the Company furnished by the Company or its Representatives to Parent, its subsidiaries or any of their respective Representatives, whether before, on or after the date of this Agreement, regardless of the manner in which it was furnished, including all oral, written, tape recorded and electronic disclosures, or disclosures in any other form or medium, arising out of, in connection with or related to the Merger or any other Transaction or obtained by Parent, its subsidiaries or any of their respective Representatives through observation or examination, including all compositions, machinery, apparatus, records, reports, drawings, patent applications and documents as well as data, compilations, specifications, strategies, projections, processes, techniques, formulae, models and patent disclosures and all tangible and intangible embodiments thereof of any kind whatsoever; provided that the term "Company Information" does not include information that Parent can prove (a) becomes generally available to the public other than as a result of a disclosure by Parent or its subsidiaries or their respective Representatives, (b) was available to Parent or its subsidiaries on a non-confidential basis prior to its disclosure to Parent or its subsidiaries by the Company or its Representatives, (c) becomes available to Parent or its subsidiaries on a non-confidential basis from a source other than the Company or its Representatives, provided further that such source is not, to Parent's knowledge (after due inquiry), providing such information in violation of a confidentiality agreement with the Company or its Representatives or (d) is developed by Parent or any of its subsidiaries, without violating any of its obligations under this Agreement and independent of the Company Information.

        "Confidentiality Agreements" means the Unilateral Secrecy Agreement dated August 16, 2002, between Parent and the Company, and the Unilateral Secrecy Agreement dated August 19, 2002, between Parent and the Company.

        "$" means U.S. dollars or other legal currency of the United States of America.

        "knowledge" of any person that is not an individual means, with respect to any matter in question, the knowledge of such person's executive officers and other officers having primary responsibility for such matter.

        "Liens" means all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

        A "material adverse effect" on a party means any change, development, effect, event, condition or occurrence that would reasonably be expected to be materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), financial condition or results of operations of such party and its subsidiaries, taken as a whole, or to prevent or materially impede or delay the consummation of the Merger or the other Transactions, other than any change, development, effect, event, condition or occurrence (a) resulting from changes in the United States economy, securities markets, regulatory environment or political conditions, generally, (b) resulting from changes in the pharmaceutical industry and not specifically relating to such party or (c) resulting from the matters set forth on Schedule 9.03.

        "Parent Information" means all non-public and confidential information about Parent or any of its subsidiaries furnished by Parent, its subsidiaries or their respective Representatives to the Company or any of its Representatives, whether before, on or after the date of this Agreement, regardless of the manner in which it was furnished, including all oral, written, tape recorded and electronic disclosures, or disclosures in any other form or medium, arising out of, in connection with or related to the Merger or any other Transaction or obtained by the Company or any of its Representatives through observation or examination, including all compositions, machinery, apparatus, records, reports, drawings, patent applications and documents as well as data, compilations, specifications, strategies, projections, processes, techniques, formulae, models and patent disclosures and all tangible and intangible embodiments thereof of any kind whatsoever; provided that the term "Parent Information" does not include information that the Company can prove (a) becomes generally available to the public other than as a result of a disclosure by the Company or its Representatives, (b) was available to the Company on a non-confidential basis prior to its disclosure to the Company by Parent or its subsidiaries or their respective Representatives, (c) becomes available to the Company on a non-confidential basis from a source other than Parent or its subsidiaries or any of their respective Representatives, provided further that such source is not, to the Company's knowledge (after due inquiry), providing such information in violation of a confidentiality agreement with Parent, any of its subsidiaries or any of their respective Representatives or (d) is developed by the Company, without violating any of its obligations under this Agreement and independent of the Parent Information.

        "Filed Company SEC Document" means any Company SEC Document filed and publicly available prior to the date of this Agreement.

        A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

        "Representatives" of a person means such person's officers, directors, employees, investment bankers, attorneys, accountants, auditors or other advisors or representatives.

        A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

        SECTION 9.04.    Interpretation.    When a reference is made in this Agreement to an Article, Section or Schedule such reference shall be to an Article or Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase " to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented (other than the Filed Company SEC Documents). References to a person are also to its permitted successors and assigns.

        SECTION 9.05.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

        SECTION 9.06.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 9.07.    Entire Agreement; No Third-Party Beneficiaries.    The Transaction Agreements, taken together with the Company Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions, including the Confidentiality Agreements, and (b) except for the provisions of Article II and Section 6.06, are not intended to confer upon any person other than the parties any rights or remedies.

        SECTION 9.08.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        SECTION 9.09.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        SECTION 9.10.    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or any Delaware state court in the event of any action, suit or proceeding to enforce this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any court of the United States located in the State of Delaware or any Delaware state court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

        SECTION 9.11.    Agent For Service of Process.    Each of the parties to this Agreement hereby appoints The Corporation Trust Company, with offices on the date of this Agreement at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, as its authorized agent (the "Authorized Agent"), upon whom process may be served to enforce this Agreement in any action, suit or proceeding that may be instituted in any court described in Section 9.10. Each of the parties hereto agrees to take any and all action, including the filing of any and all documents, that may be necessary to establish and continue such appointment in full force and effect as aforesaid. Each of the parties hereto agrees that service of process upon the Authorized Agent shall be, in every respect, effective service of process upon such party.

        IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

H. LUNDBECK A/S,
By:	/s/ ERIK SPRUNK-JANSEN Name: Erik Sprunk-Jansen Title: CEO
VIKING SUB CORPORATION,
By:	/s/ OLE VAHLGREN Name: Ole Vahlgren Title: President
SYNAPTIC PHARMACEUTICAL CORPORATION,
By:	/s/ ERROL B. DE SOUZA Name: Errol B. De Souza Title: President and CEO

Name:

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION
OF
SURVIVING CORPORATION

ARTICLE I

        The name of the corporation is Synaptic Pharmaceutical Corporation (hereinafter called the "Corporation").

ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

ARTICLE IV

        The total number of shares of all classes of stock that the Corporation shall have authority to issue is 25,000,000 shares of Common Stock having the par value of $5.00 per share.

ARTICLE V

        In furtherance and not in limitation of the powers conferred upon it by law, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE VI

        The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VII

        Unless and except to the extent that the bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, but the foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

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  EXHIBIT 2.1
TABLE OF CONTENTS
INDEX OF DEFINED TERMS
ARTICLE III Representations and Warranties of the Company
ARTICLE IV Representations and Warranties of Parent and Sub
ARTICLE V Covenants Relating to Conduct of Business
ARTICLE VI Additional Agreements
ARTICLE VII Conditions Precedent
ARTICLE VIII Termination, Amendment and Waiver
ARTICLE IX General Provisions
RESTATED CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII